UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	DefinitiveProxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to Rule §240.14a-12

THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

March 19, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 1, 2020, at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida.

At this meeting you will be asked to:

•	vote for the election of the director identified in the accompanying proxy statement;

•

approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 1,200,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 1,200,000 shares;

•	hold an advisory vote on executive compensation; and

•	ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2021.

These matters are discussed in detail in the accompanying proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend.

On or about March 20, 2020, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2019 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

Ted A. Fernandez
Chairman and Chief Executive Officer

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2020

The 2020 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 1, 2020, at 11 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida, for the following purposes:

1.	to elect to the Board of Directors the director identified in the accompanying proxy statement;

2.

to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 1,200,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 1,200,000 shares;

3.	to hold an advisory vote on executive compensation;

4.	to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2021; and

5.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2020 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to examination by any shareholder for any purpose related to the meeting during ordinary business hours for the ten days prior to the annual meeting at the Company’s offices, as well as on May 1, 2020 at the location of the annual meeting. All shareholders are invited to attend the annual meeting.

On or about March 20, 2020, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2019 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

Miami, Florida
March 19, 2020

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.thehackettgroup.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2020: The Hackett Group, Inc.’s Proxy Statement and 2019 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via U.S. mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the annual meeting.

PROPOSAL 1	4
General	4
Nominee	5
Continuing Directors	5
Other Executive Officer	6
Corporate Governance and Other Matters	7
Audit Committee	8
Compensation Committee	9
Nominating and Corporate Governance Committee	9
Stock Ownership Guidelines	10
Policy Regarding Hedging and Pledging	10
Code of Conduct and Ethics	11
Other Matters	11
COMPENSATION COMMITTEE REPORT	12
COMPENSATION DISCUSSION AND ANALYSIS	13
Overview of Compensation Philosophy and Objectives	13
The Elements of Executive Compensation at the Company	14
Shareholder “Say on Pay” Vote	16
Executive Compensation Decisions for 2019	17
Executive Compensation Decisions for 2020	17
Timing of Equity Incentive Plan Awards and Discretionary Equity Awards	18
Tax and Accounting Considerations and Compensation Deductibility Policy	18
Compensation Recovery	19
SUMMARY COMPENSATION TABLE	20
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2019	21
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	23
OPTION EXERCISES AND STOCK VESTED (During fiscal year-ended December 27, 2019)	24
Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table	24
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	26
DIRECTOR COMPENSATION	28
OUTSTANDING DIRECTOR EQUITY AWARDS AT 2019 FISCAL YEAR-END	28
Compensation Committee Interlocks	29
PAY RATIO	29
PROPOSAL 2	30
PROPOSAL 3	39
ADVISORY VOTE ON EXECUTIVE COMPENSATION	39
REPORT OF THE AUDIT COMMITTEE	41
PROPOSAL 4 TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2021	42
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	43
Review, Approval or Ratification of Related Person Transactions	43
BENEFICIAL OWNERSHIP OF COMMON STOCK	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2021	46
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	47
OTHER BUSINESS TO BE TRANSACTED	48
APPENDIX A	A-1
APPENDIX B	B-1

i

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2020

VOTING INFORMATION

This proxy statement and the accompanying notice of annual meeting and proxy card are being made available, on or about March 20, 2020, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2020 Annual Meeting of Shareholders to be held on May 1, 2020 at 11 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida and any postponement or adjournment thereof.

Your shares will be voted in accordance with the instructions contained on a properly executed proxy card submitted to the Company or in accordance with your instructions submitted via the telephone or Internet.

The Board recommends that you vote:

•	“FOR” the Board’s nominee for director;

•

“FOR” Proposal 2 to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 1,200,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 1,200,000 shares; and

•	“FOR” Proposal 3 to approve, in an advisory vote, the Company’s executive compensation; and

•	“FOR” Proposal 4 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2021.

Executed but unmarked proxies submitted to the Company will be voted in accordance with the Board’s recommendations.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On or about March 20, 2020, the Company is mailing to its shareholders a notice containing instructions on how to access this proxy statement and the Company’s 2019 Annual Report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via U.S. mail. Shareholders receiving this document and accompanying proxy card via U.S. mail may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 13, 2020 has been fixed by the Board as the record date (the “Record Date”) for determination of shareholders entitled to vote at the annual meeting. On the Record Date, 30,033,782 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or represented by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•

The Board’s nominee for director will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For more information regarding the majority voting provisions of the Bylaws, see “Proposal 1-Election of Directors” on page 4 of this proxy statement.

•	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the plan amendment in Proposal 2.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the advisory vote on executive compensation in Proposal 3.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2021 in Proposal 4.

Abstentions and broker non-votes will be treated as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2, 3 and 4. Broker non-votes will not have any effect on the approval of Proposals 2, 3 or 4.

The presence of a shareholder at the annual meeting will not automatically revoke the shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.the hackettgroup.com.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE BOARD NOMINEE AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s articles of incorporation provide that the Board shall consist of no fewer than five directors and no more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board. The Board currently is composed of six directors. The Board is divided into three classes. One class is elected each year for a term of three years.

One director will be elected at the annual meeting. The Board has nominated John R. Harris, an existing director, for the position. If elected, Mr. Harris will serve a three-year term expiring at the annual meeting in 2023. You can find more information about Mr. Harris below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of the nominee. The Board believes that the nominee will stand for election and will serve if elected. However, if the nominee fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board may recommend.

Since this election is not contested, the Board’s nominees for director will be elected only if the votes cast for his election exceed the votes cast against his election. If Mr. Harris not re-elected, our bylaws provide that he must tender his resignation to the Board. The Nominating and Corporate Governance Committee will then consider such resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision and the rationale therefor. If the resignation is not accepted, the director will continue to serve until his successor is elected and qualified, until there is a decrease in the number of directors, or until the director’s earlier resignation or removal. The majority voting provisions for the election of directors apply only to elections to uncontested elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. HARRIS AS DIRECTOR.

Information as to the Nominee and Continuing Directors

The following table sets forth certain information regarding the Board’s nominee for election as director and those directors who will continue to serve as such after the annual meeting.

Name	Age (1)	Director Since (2)	Position held with the Company	Term Expires
NOMINEE
John R. Harris(3)	72	2006		2020

CONTINUING DIRECTORS
David N. Dungan	66	2000	Vice Chairman and Chief Operating Officer	2021
Richard N. Hamlin(3)	72	2003		2021
Ted A. Fernandez	63	1997	Chairman and Chief Executive Officer	2022
Robert A. Rivero(3)	78	2016		2022
Alan T.G. Wix(3)	78	1999		2022

(1)	The ages shown are as of March 13, 2020.
(2)	The dates shown reflect the year in which these persons were first elected or appointed as directors.
(3)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

The principal occupations and other public company directorships for the past five years or more of the nominees for director and the five directors whose terms of office will continue after the annual meeting are set forth below. Specific experience, qualifications, attributes and skills that the Board believes qualify each current director, including the director nominee, for his position on the Board are also summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each director.

Nominee

John R. Harris is a private investor and director at several companies. He is Chairman of HIFU Prostate Cancer Services, Inc., a privately held company and leading provider of non-invasive high intensity ultrasound treatment for localized prostate cancer. Mr. Harris also serves as a director of Service Source International, Inc. (“Service Source”) a publicly traded company that provides customer and revenue lifecycle solutions where he serves on the compensation committee. Mr. Harris also serves on the board of directors of Mobivity Holding Corp. a publicly traded company which develops enterprise-grade platforms combining the capabilities of both voice and SMS text messaging to connect consumers to brands where he sits on the audit committee and compensation committee. Mr. Harris served as a part time operating partner and investor with glendonTodd Capital from 2010 to 2015. He was Chief Executive Officer of Chemical Information Services, a company which provides information services to chemical sourcing professionals from February 2011 to January 2017. He has in-depth experience in public company operations and management, having served as the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris has an extensive history of senior executive leadership positions and board participation in the information technology, media, telecommunications and outsourcing industries. Mr. Harris spent twenty-five years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris provides significant public company board experience through his prior service on the boards of, and as an advisor to, companies including BancTec, Applied Graphic Technologies, Genuity, CapRock Communications, Startek, Premier Global and Sizmek (formerly DG Fast Channel). He continues to provide additional operational perspective on customer loyalty and engagement through his participation as a director of Mobivity Holdings Corp.

Continuing Directors

David N. Dungan is a founder of the Company, along with Mr. Fernandez. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of the Strategic Services Consulting Division of KPMG LLP (“KPMG”) from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm.

Ted A. Fernandez founded the Company in 1997 based on a strategy he developed from his extensive history in the professional services industry, which included an eighteen-year career with KPMG. From 1979 to 1994, Mr. Fernandez held several industry executive and client service positions with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution. Mr. Fernandez has served as the Chairman of the Board and Chief Executive Officer (“CEO”) since founding the Company.

Richard N. Hamlin is a consultant and investor. He previously served as the chief financial officer of CommerceQuest, Inc. from July 2002 to August 2003. He provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years, which included service on KPMG’s board of directors from 1994 to 1998, and later became a partner of KPMG Consulting. Mr. Hamlin’s work experience provides additional depth of capability to the Audit Committee. Mr. Hamlin also has prior experience on a public company board as a former member of the board of directors and chairman of the audit committee of eTelecare Global Solutions. Mr. Hamlin provides operational perspective from outside of the business consulting industry, having served as the chairman and trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Robert A. Rivero held numerous operating management positions with KPMG from 1965 to 1999 as a Senior Managing Partner of KPMG where he held positions ranging from Office Managing Partner, Regional Partner in Charge and ultimately, National Senior Partner in Charge, leading nine different business units (both domestic and overseas). Mr. Rivero is currently the chief executive officer of RAR Management Services, LLC which provides advisory services to CEOs, assists companies in the development and implementation of strategic action plans for growth and profitability, and provides solutions to international business operating challenges. The Company benefits from Mr. Rivero’s broad experience base within the professional services industry. He also brings additional in-depth knowledge of financial and accounting experience to the Board. With experience advising senior executives of large international companies and having lived and managed operations in Europe, Latin America & Southeast Asia, Mr. Rivero’s knowledge of international markets is a valuable asset to the Board.

Alan T.G. Wix is a Director of BDC Partnership Ltd., a privately held company. Mr. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services, and, as such, provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 53, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board consists of six members, four of whom are considered “independent directors” under the listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Richard N. Hamlin, John R. Harris, Robert A. Rivero and Alan T.G. Wix. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Board’s standing committees consists entirely of independent directors.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been unified since the Company was founded, and the Board believes that the unification of those roles remains appropriate for the Company at this time. The Board believes that its leadership structure both (1) demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing its operations, and (2) provides an effective connection between management’s role of identifying, assessing and managing risks and the Board’s role of risk oversight. The Board believes that Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces, and therefore that he is best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters impacting the Company. The Board has not appointed a “lead” director. The Board believes that its current structure with four of its six members being independent and with each of its standing committees being chaired by and consisting entirely of independent directors, provides effective independent director oversight of the Company’s operations. The Board recognizes that different board leadership structures may be appropriate for companies in different situations and understands that no structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and continues to be, well-served by its current leadership structure.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s management of the significant risks facing the business, including properly safeguarding the Company’s assets, maintaining appropriate financial and other internal controls, complying with applicable laws and regulations, and implementing proper corporate governance practices. Risks are considered in all business decisions and in connection with the development of the Company’s business strategy. The Board as a whole is responsible for reviewing and approving the Company’s annual operating plan. In connection with that review, the Board typically inquires of management as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole and evaluates whether these risks are appropriately mitigated.

In addition, the Board’s committees, which meet regularly and report back to the Board, play significant roles in carrying out the Board’s risk oversight function. Company management also plays an important role in connection with risk management through the implementation and evaluation of effective internal controls and other internal processes.

The Board delegates to the Audit Committee responsibility for assisting the Board with several risk oversight functions, including oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;

•	the Company’s systems of internal controls regarding finance and accounting compliance;

•	the independence and performance of the Company’s independent registered public accounting firm; and

•	the Company’s ethical compliance programs

The Board delegates to the Compensation Committee responsibility for assisting the Board in the oversight of risks related to the Company’s compensation programs. The Compensation Committee is charged with understanding the risks and rewards associated with the Company’s compensation philosophy and ensuring that its various compensation programs are aligned with the Company’s goals and objectives.

The Board delegates to the Nominating and Corporate Governance Committee authority to develop and implement the Company’s director nomination guidelines and to recommend nominees for election, ensuring that the Board contains the appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. The Nominating and Corporate Governance Committee also is responsible for developing and implementing the Company’s corporate governance guidelines.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent accountants. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;

•	the Company’s system of internal controls regarding finance and accounting compliance;

•	the independence and performance of the Company’s independent registered public accounting firm; and

•	the Company’s ethical compliance programs

The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the NASDAQ Stock Market (“the NASDAQ”).

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Rivero and Wix. The Board has determined that each current member of the Audit Committee is independent under the NASDAQ’s listing standards and the SEC’s heightened independence requirements for members of audit committees. The Board has determined that Mr. Hamlin and Mr. Rivero are “audit committee financial experts”, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Audit Committee, see the “Report of the Audit Committee” on page 41 in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The Compensation Committee determines the compensation of the Company’s CEO. In addition, the Compensation Committee has the following authority and responsibilities:

•	to approve the compensation of all executive officers other than the CEO with input from the CEO;

•	to review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans, equity-based plans, employment agreements and any severance arrangements or plans;

•	to administer the Company’s incentive compensation plans, equity-based plans and employee benefit plans;

•

to review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and to review and discuss at least annually the relationship between risk management policies and practices and compensation;

•	to review director compensation for service on the Board and Board committees periodically and to recommend any changes to the Board; and

•	to periodically retain an outside consultant to review the Company’s compensation programs

The current members of the Compensation Committee are Messrs. Harris (Chairman), Hamlin, Rivero and Wix. The Board has determined that the current members of its Compensation Committee are independent under the NASDAQ’s listing standards.

For 2019, as in prior years, the Company conducted, and the Compensation Committee reviewed, a risk assessment of its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of its executives and other employees with respect to taking business risks that could affect the Company. The Company believes that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Compensation Committee, see the “Compensation Committee Report” on page 12 in this proxy statement.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Wix (Chairman), Hamlin, Harris and Rivero. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become members of the Board;

•	recommending candidates for election or re-election to the Board; and

•	developing and implementing the Company’s corporate governance guidelines

The Nominating and Corporate Governance Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in accordance with the procedures set forth in the bylaws. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2021” on page 46 of this proxy statement.

The Nominating and Corporate Governance Committee is also responsible for the development and implementation of the Company’s corporate governance guidelines. The Company’s corporate governance guidelines can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The corporate governance guidelines implemented by the Nominating and Corporate Governance Committee contain criteria that the Committee employs to identify and recommend candidates to the Board. These criteria include:

•	personal and professional integrity;

•	the skills, business experience and industry knowledge useful in the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including preparation for and attendance at Board and committee meetings;

•	interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company and its shareholders;

•	to the extent considered appropriate by the Board, whether a director candidate may be considered to be a “financial expert” as defined in relevant SEC rules; and

•	freedom from any personal or professional relationships that would adversely affect the ability to serve the best interests of the Company and its shareholders

These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. With regard to the identification of director nominees, the Committee and the Board has historically taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals. The Board has engaged with shareholders on the topic of diversity, and in particular gender diversity. The Board and the Nominating and Corporate Governance Committee are committed to identifying and engaging a diverse field of director candidates when considering Board composition in the future. We do not currently plan on increasing the size of the Board and are not currently in the process of searching for new director candidates. When a vacancy on the Board arises, the Nominating and Corporate Governance Committee will actively identify qualified female candidates to include in the pool from which Board nominees are selected.

Stock Ownership Guidelines

The Company’s corporate governance guidelines also contain stock ownership guidelines for the Company’s CEO and the outside members of the Board. Pursuant to these guidelines, the Company’s CEO is required to own a number of shares of the Company’s common stock equal in value to six times his annual base salary. The Company’s outside Board members are required to own a number of shares of the Company’s common stock equal in value to three times their maximum annual cash compensation under the current Outside Director Compensation Program. The Company’s CEO and its outside Board members (except Mr. Rivero) currently satisfy these requirements. Mr. Rivero will have until February 19, 2021 to meet the required level of stock ownership. The Company’s CEO and its outside Board members are required to purchase shares in the open market to satisfy these guidelines if necessary. Once the guidelines are achieved, neither the CEO nor any outside Board member will be considered to be out of compliance with these guidelines due to fluctuations in the Company’s stock price.

Policy Regarding Hedging and Pledging

The Company’s corporate governance guidelines contain restrictions that prohibit directors and officers of the Company from, directly or indirectly, engaging in hedging transactions with respect to securities of the Company. A hedge transaction is defined as the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or any transaction that hedges, offsets, or is designed to hedge or offset, any decrease in the market value the Company’s common stock. The Company’s corporate governance guidelines also contain restrictions that prohibit directors and officers of the Company from pledging securities of the Company as collateral for a loan or otherwise using securities of the Company to secure a debt (e.g., to secure a margin loan) without the prior written approval of the Audit Committee. The Nominating and Corporate Governance Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company and complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. The Code of Conduct and Ethics reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The Company intends to post amendments to or waivers from the Code of Conduct and Ethics that are applicable to the Company’s CEO, CFO or Controller on its website in accordance with SEC rules.

Other Matters

During the fiscal year ended December 27, 2019, the Board, Audit, Compensation and Corporate Governance Committees each held 5 meetings and the Nominating Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the Company’s corporate headquarters at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida 33131.

As is the case with all regularly scheduled meetings of the Board and its committees, all of the Company’s directors are expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2019 Annual Meeting of Shareholders except for Mr. Harris who had an unavoidable conflict.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis below. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended December 27, 2019, and the Board has approved that recommendation.

Respectfully submitted,

Compensation Committee

John R. Harris, Chairman

Richard N. Hamlin

Robert A. Rivero

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Committee’s objectives relating to compensation are to align the financial interests of its executives with those of its shareholders and to attract and retain highly qualified executives. The Company achieves these objectives by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a “pay-for-performance” compensation program for the Company’s executive officers. The program rewards the achievement of annual pro-forma earnings per share goals which, if met, result in the payment of cash bonuses and the issuance of restricted stock units. The program also rewards the achievement of long-term business objectives based on the continued improvement of operating performance, earnings growth and share value appreciation by vesting the incentive equity earned based on the achievement of profitability targets over a subsequent minimum three-year period. This represents the long-term component of our executive compensation programs. This vesting period, during which the value of our common stock can rise or fall based on Company performance places a premium on the execution of the Company’s long-term strategy and further aligns our executives’ interests with those of our shareholders. The short-term and long-term components of the Company’s compensation programs require the Company’s executive officers to focus on the future growth and current profitability of the Company, as well as, on increasing shareholder value.

The main goals of the Company’s executive compensation programs are as follows:

•	to focus executives on critical business issues;

•	to ensure that the executive team has clear goals and accountability with respect to the Company’s financial performance;

•	to attract and retain executive talent;

•	to increase shareholder value; and

•	to provide significant incentive opportunities tied to the attainment of specific financial performance goals

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation programs are designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation program supports its business strategies and directly links pay with performance results. The Company continues to observe what it believes to be its directly comparative pay market, which is other strategic consulting and business advisory organizations and professional services firms which are mostly of significantly greater size.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation periodically to determine whether any adjustments to specific compensation components should be implemented. In connection with this process, the Compensation Committee primarily considers the value of cash salary and incentive cash and stock compensation. These compensation components are even more meaningful since the Company does not contribute to any retirement programs in any form including defined benefit, defined contribution or supplemental retirement plans for its executives.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. Prior to making its executive compensation decisions for 2017, the Compensation Committee retained John Bloedorn, an independent compensation consultant formerly with Mercer who was involved with the development of the Company’s current executive compensation programs, to gather relevant marketplace data on total compensation for similar executive positions. This data consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from total compensation information of similarly sized publicly traded companies including a subset of the Company’s historical peer group and the most recent Institutional Shareholder Services peer group at that time. In addition to Mr. Bloedorn’s analysis, the Compensation Committee also considered the Company’s direct competitor group which consisted of primarily private and much larger consulting groups such as McKinsey, Bain, BCG and the consulting arms of PwC, Deloitte, E&Y and KPMG. In reviewing external data, the Compensation Committee does not engage in direct benchmarking to establish compensation levels or make specific compensation decisions for several reasons. One such reason is that the Company has a unique structure, set of skill requirements and differs from many of the larger size surveyed companies. Also, many of the Company’s peer competitors are either privately held or are consulting divisions of companies that are significantly larger than the Company, such as Bain, McKinsey, BCG, Accenture and the consulting groups of the Big Four accounting firms. These companies may not provide public data that can be used for comparative purposes. Instead, the Compensation Committee reviews survey data to gain a better understanding of general compensation practices. In establishing executive compensation, the Compensation Committee takes into account a number of considerations, including individual and Company performance, experience, responsibilities, retention and the lack of a retirement benefits program. Periodic review of external market data is, however, considered to be a necessary point of reference. It is the Company’s preference that performance rather than benchmarking data drive executive compensation. Based on its analysis and advice it received from Mr. Bloedorn, the Compensation Committee determined that its compensation structure and compensation levels were appropriate for the Company. An independent compensation consultant was not engaged in connection with the Compensation Committee’s approval of the 2020 executive compensation programs, however the Company continues to rely on the conclusions of Mr. Bloedorn to make executive compensation decisions.

The Compensation Committee has determined that the advisors retained or consulted by the Committee are independent and raise no conflict of interest concerns. Mr. Bloedorn does not provide any services to the Company other than those services for which it was retained by the Compensation Committee.

The Elements of Executive Compensation at the Company

Overview

The Company’s executive compensation program applies to its three named executive officers, Messrs. Fernandez, Dungan and Ramirez. This program rewards the named executive officers for the achievement of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been substantially consistent since it was created by the Compensation Committee in 2005 based on recommendations from Mercer, a nationally recognized executive compensation consulting firm. The program consists of base salaries and cash and equity incentive opportunities that the Company believes are market competitive for companies of similar size within its industry. Our executive compensation program consists of two primary elements: (1) short-term compensation in the form of annual compensation, consisting of base salaries, annual incentive compensation and employee benefits; and (2) long-term incentive compensation in the form of performance-based cash awards restricted stock units which, after being earned through the achievement of performance targets, then vest over a three-year period.

Performance-based cash awards and restricted stock awards are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved annual operating plan. Pro-forma diluted net earnings per share is defined as net income before income from discontinued operations, if applicable, and excludes restructuring costs or benefits, acquisition-related adjustments, non-cash stock compensation expense, including stock appreciation rights (“SARs”) expense, the amortization of intangible assets and includes a long-term effective cash tax rate. Pro-forma diluted net earnings per share is based on weighted average common and common equivalent shares outstanding. In addition, the Compensation Committee retains the right to exclude the impact of certain nonrecurring events from the pro-forma diluted net earnings per share calculation when, in the opinion of the Compensation Committee, inclusion would not accurately reflect the core operating performance of the Company. The Company believes that pro-forma diluted net earnings per share is the best measure of core operating performance for determining incentive compensation.

On an annual basis, the Compensation Committee evaluates and establishes the threshold and target achievement levels for the Company’s incentive compensation program for its named executive officers, which consist of its CEO, COO and CFO, which it refers to as “Commence,” “Goal” and “Superior.” If the Company’s performance falls short of the established goals for business growth, then the bonus compensation paid in connection with the program is reduced or no bonuses are paid at all. Payouts are interpolated if results fall between performance levels and extrapolated for performance exceeding the Superior level. The Company believes the targets established for its named executive officers, are challenging. This program has been in effect for fifteen years. In two of those years, no bonuses were paid to the named executive officers as the Commence performance target was not achieved. In six of those years, over which average pro-forma earnings per share growth exceeded 6%, a bonus was paid based on results which were between the Commence and the Goal targets. In two of those years, over which average pro-forma earnings per share growth exceeded 26%, the Goal target was achieved. In five of those years, over which average pro-forma earnings per share growth exceeded 133%, the Company’s performance exceeded the Superior target. Excluding 2010, when pro-forma earnings per share growth was 476%, the average pro-forma earnings per share growth over the other four years in which Superior targets were achieved exceeded 47%.

The Compensation Committee targets an even balance between the cash and equity incentive award opportunities included in the Company’s compensation programs overall, but weights the equity component more heavily in the case of its CEO and COO. Performance-based grants issued to employees, other than the Company’s named executive officers, typically vest over a three or four-year period, based on the recipient’s individual compensation program, with the exception of the Company’s senior leadership program, which was introduced for 2020, that vests a portion of the participant’s annual equity opportunity after the conclusion of the compensation year subject to the achievement of a minimum level of Company profitability and the achievement of personal management objectives established for each individual. For 2020, ten individuals will participate in this program. Our named executive officers do not participate in this program. All equity grants, other than those issued upon hiring, are issued based on the achievement of Company, practice or individual performance goals, or any combination thereof. Vesting is contingent on continued employment. The Company regards this vesting period as an important retention tool. More importantly, the Company believes that incentive compensation that is paid in the form of equity that vests over three years serves as a meaningful long-term incentive, the ultimate value of which is directly correlated to the price of the Company’s common stock. This rewards employees for increasing shareholder value. A heavier weighting on the incentive equity component ties a greater portion of the Company’s CEO and COO’s ultimate compensation to the ability to deliver increased shareholder value over the vesting period. A key feature of the equity bonus grants for the named executive officers is that performance-based awards also vest one third per year beginning on the first anniversary of the grant date. To further ensure the alignment of the CEO’s interests with those of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines that require the CEO to own a number of shares equal in value to six times his annual base salary. The CEO is currently in compliance with these guidelines.

Annual Compensation

Annual compensation consists of base salaries, annual incentive compensation and employee benefits. These elements are intended to provide a degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not contingent on the achievement of performance criteria.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The employment agreements do not provide for any guaranteed increases to base salaries. Messrs. Fernandez, Dungan and Ramirez’s base salaries in 2019 were $750,000, $525,000 and $300,000, respectively. The CEO’s base salary was last increased in 2005. The COO’s last salary increase was in 2006. At its meeting on February 12, 2020, the Compensation Committee approved an increase in the CFO’s salary to $400,000 effective January 1, 2020. The last increase to the CFO’s salary occurred in 2010.

The Company believes the base salaries it currently pays to its named executive officers are at market competitive levels for companies of similar size within its industry. See the “Summary Compensation Table” on page 20 of this proxy statement and the related footnotes for additional information about base salaries.

Incentive Compensation

The Company’s annual incentive program reflects the Compensation Committee’s belief that a significant portion of the named executive officers’ compensation should be tied to company performance. For 2019, variable, non-guaranteed performance-based compensation paid to Messrs. Fernandez and Dungan represented 57% and 50%, respectively, of their total compensation. The annual incentive component of the Company’s compensation program consists of annual performance-based cash incentive awards and performance-based equity incentive grants in the form of restricted stock units that vest over a three-year period commencing on the first anniversary of the grant date. These performance-based cash and equity opportunities are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plan. Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. Cash and equity payouts are based on the dollar amount of the opportunity earned based on target levels achieved. For our CEO and COO, the equity opportunities have historically been more heavily weighted than the cash opportunities, including in 2019. Performance-based equity incentive awards earned are expressed in a dollar amount and divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units, the value of which is ultimately determined by the Company’s stock price on the date of vesting.

Customary Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain customary employee benefits. For 2019, these benefits included health, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability insurance and a 401(k) plan. The Company covers approximately 60% of the total cost of the health benefits for its U.S.-based employees, including its named executive officers. In other geographies, the Company’s compensation and benefits packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any special retirement-related benefits, such as pensions or 401(k) contribution matches, for its senior executives.

No Perquisites

The Company does not provide any executive perquisites.

Shareholder “Say on Pay” Vote

In the “Say on Pay” vote provided by the Company at its 2019 annual meeting of shareholders, our shareholders approved the compensation of the Company’s executives as disclosed in the Company’s proxy statement for the meeting, with approximately 96% of the votes cast in favor. The Compensation Committee considered the results of this vote in setting the compensation of the Company’s named executive officers and decided to maintain the structure of the Company’s current executive compensation programs for fiscal year 2020.

Executive Compensation Decisions for 2019

Base Salary

The Compensation Committee believes that the base salaries of the Company’s CEO and COO remain at market competitive levels for companies of similar size within the Company’s industry. At its meeting held on February 12, 2020, the Compensation Committee approved an increase in the CFO’s salary to $400,000 effective January 1, 2020. The last increase to the CFO’s salary occurred in 2010.

Incentive Compensation

Each participant in the Company’s executive compensation program has cash and equity incentive opportunities expressed as a percentage of salary that are tied to specified performance targets. For 2019, variable compensation paid to Messrs. Fernandez, Dungan and Ramirez in the form of cash and restricted stock units subject to a three-year vesting period represented 57%, 50%, and 46%, respectively, of their total compensation as reported in the Summary Compensation Table.

At its meeting held on February 14, 2019, the Compensation Committee reviewed and approved base salaries and cash and equity incentive plan targets and opportunities for the named executive officers, as well as for the Company’s other senior leaders. The Compensation Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses in connection with the achievement of 2019 pro-forma diluted earnings per share performance targets. For 2019, the “Goal” and “Superior” targets established by the Compensation Committee were $1.13 and $1.23, respectively. These targets represented a 10% and 20% improvement over the Company’s prior year actual pro-forma diluted net earnings per share results (which for executive compensation purposes had been adjusted to $1.03 to remove the benefit from the discontinuance of the Company’s working capital practice in Europe), respectively. Please refer to Appendix B, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP Results)” for a reconciliation of adjusted results, including pro-forma EBITDA and pro-forma net earnings per share. The cash and equity incentive opportunities for our named executive officers for 2019 remained unchanged from 2018.

2019 Performance Outcomes

In 2019, the Company generated net revenue, pro-forma EBITDA and pro-forma net earnings per share from continuing operations of $260.8 million, $46.6 million and $1.00 per share, respectively. The Company had net revenue from continuing operations decrease in 2019 of 1% with a corresponding pro-forma EBITDA decrease of 5% and pro-forma diluted net earnings per share decrease of 6% when compared to 2018. The Company excluded charges related to a restructuring and an asset impairment from its 2019 pro-forma net earnings per share calculation since the inclusion of the impact would not have accurately reflected the core operating performance of the Company’s continuing operations. For purposes of calculating the 2019 cash and equity performance bonuses for the Company’s named executive officers, the Compensation Committee included the incremental compensation cost savings related to the employees terminated as part of a restructuring which occurred in the fourth quarter of 2019. This resulted in a pro-forma diluted earnings per share of $0.97, which the Compensation Committee believed was the most appropriate metric for determining incentive compensation for 2019. In accordance with the targets established by the Compensation Committee, the pro-forma diluted net earnings per share utilized by the Compensation Committee resulted in the payment of 40% of the “Goal” level payout under the Company’s 2019 executive compensation plan. Please refer to Appendix B, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP Results)” for a reconciliation of adjusted results, including pro-forma EBITDA and pro-forma net earnings per share, to reported GAAP results for 2019. In addition to his performance-based cash and equity bonuses, our CFO was awarded a discretionary equity grant of 6,821 restricted stock units, totaling $107,640 in grant date fair value, which will vest over four years.

Executive Compensation Decisions for 2020

At its meeting held on February 12, 2020, the Compensation Committee reviewed and approved 2020 base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the

Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that, in addition to base salaries, would pay annual cash and equity incentive bonuses in connection with the achievement of specified 2020 performance targets. The Compensation Committee chose to retain the pro-forma diluted net earnings per share as the performance target in the 2020 program.

The Company’s Compensation Committee has once again established challenging performance targets for 2020. The Company’s pro-forma diluted net earnings per share must improve at least 13% from $0.97 in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s pro-forma diluted net earnings per share must improve at least 20% in order for the named executive officers to earn their “Superior” cash and equity performance incentive awards. The Compensation Committee established these performance targets in mid- February without the benefit of being able to consider the more recent developments regarding the evolving impact of coronavirus or COVID-19 on our projected pro-forma diluted net earnings per share. As a result, the Compensation Committee may exercise its discretion to adjust the performance targets as appropriate to take into account the impact of the coronavirus pandemic on the Company’s results of operations.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval may be changed in the event of extraordinary circumstances. The Company’s equity plan expressly prohibits the repricing of options and SARs.

Tax and Accounting Considerations and Compensation Deductibility Policy

In evaluating compensation program alternatives, the Compensation Committee considered the potential impact on the Company of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), among other factors. Section 162(m) imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s CEO, CFO, and certain other current and former executive officers. Prior to January 1, 2018, certain “performance-based” compensation was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met, and the group of employees subject to the limitation did not include the Company’s CFO or former executive officers. Under certain interim relief provisions, compensation awarded before November 3, 2017 may continue to be deductible in the future pursuant to the rules applicable prior to January 1, 2018. However, due to ambiguities and uncertainties about how the revised Section 162(m) and the interim relief provisions apply, it is uncertain whether compensation that the Compensation Committee originally intended prior to January 1, 2018 to be structured as “performance-based” compensation under Section 162(m), or prior compensation awarded to the Company’s CFO, will be deductible going forward.

As a general matter, in making its previous compensation decisions for the Company’s covered employees, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable under then-applicable law while maintaining competitive compensation. The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such approach results in certain amounts that may be payable in excess of $1,000,000 to not be deductible under Section 162(m). As a result, the Compensation Committee has approved and reserves the right to approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, the Company can recoup, or “claw back,” those improper payments from the CEO and CFO. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) directed the SEC to craft new rules for recoupment in addition to that contained in the Sarbanes-Oxley Act. Notwithstanding the lack of final compensation recovery rules pursuant to Dodd-Frank, the Company adopted an Incentive Compensation Recoupment Policy that allows for the recovery from its current or former named executive officers of any erroneously awarded compensation in the three-year period prior to a restatement. A copy of the Company’s Incentive Compensation Recoupment Policy can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation Awards ($)(1)	Equity Incentive Compensation Awards ($)(1)(2)	Total ($)
Ted A. Fernandez (Chairman, Chief Executive Officer)	2019	750,000	361,800	615,060	1,726,860
	2018	750,000	483,300	821,610	2,054,910
	2017	750,000	712,296	1,210,903	2,673,199
David N. Dungan (Vice Chairman, Chief Operating Officer)	2019	525,000	202,608	322,907	1,050,515
	2018	525,000	270,648	431,345	1,226,993
	2017	525,000	398,886	635,724	1,559,610
Robert A. Ramirez (Executive Vice President Finance and Chief Financial Officer)	2019	300,000	72,360	180,000	552,360
	2018	300,000	96,660	96,660	493,320
	2017	300,000	142,459	142,459	584,918

(1)

See “Compensation Discussion and Analysis” on page 13 of this proxy statement for a discussion of how the cash (non-equity) incentive amounts are determined. These equity grants are performance-based and were determined based on the achievement of pro-forma diluted net earnings per share targets for 2019. Also see the “Grants of Plan-Based Awards” table on page 21 of this proxy statement for additional detail on cash and equity incentive compensation earned based on fiscal 2019 performance.

(2)

Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as amended, of grants of performance-based restricted stock units to the named executive officers in the applicable fiscal year. Assumptions used in the calculation of the amounts in this column are described in Note 10 to our audited consolidated financial statements contained in our Form 10-K for the fiscal year ended December 27, 2019.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR 2019

The following table sets forth information on the cash and equity grant awards issued to the named executive officers under the Company’s executive compensation plan for fiscal 2019.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)	Equity (Restricted Stock Unit) Incentive Compensation (#)(1)	Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	February 13, 2020	361,800	38,977	615,060
David N. Dungan	February 13, 2020	202,608	20,463	322,907
Robert A. Ramirez(2)	February 13, 2020	72,360	11,407	180,000

(1)

See “Compensation Discussion and Analysis” on page 13 of this proxy statement for a discussion of the performance criteria and how these performance-based awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date.

(2)

Amounts include a performance equity grant award of 4,586, totaling $72,360, which will vest over three years and a discretionary equity grant award of 6,821 restricted stock units, totaling $107,640, which will vest over four years.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended (the “Plan”) and The Hackett Group, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”).

The table below sets forth the following information as of December 27, 2019 for (1) all compensation plans previously approved by the Company’s shareholders and (2) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants and rights and the vesting of unvested restricted stock units;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and the Vesting of Unvested Restricted Stock Units (#)		Weighted Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)(3)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	1,042,543	(5)	—	1,027,639	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	180,000	(5)	4.00	438,445
Equity compensation plans not approved by shareholders	—		—	—

Total	1,222,543	(4)		1,466,084

(1)

The equity compensation plans approved by the Company’s shareholders are the Plan and the ESPP. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding and unvested as well as under the restricted stock unit sublimit available for issuance under the Plan.

(2)	As of the Record Date, the number of shares available for issuance pursuant to awards of restricted stock or restricted stock units was 1,828,975.
(3)	This amount does not include 105,252 shares available for issuance under the ESPP.
(4)	Excludes 2,916,563 performance-based SARs with a weighted average exercise price of $4.00 and an average remaining life of 1.9 years that were vested as of the Record Date.
(5)

As of the Record Date, the number of issued and unvested restricted stock units was 1,040,489 and the number of outstanding stock options, both vested and unvested was 180,000. These stock options had a weighted average exercise price of $4.00 and an average remaining term of 2.0 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised SARs, options and unvested restricted stock units for each named executive officer outstanding as of the end of fiscal 2019.

(Does not include equity awards granted after fiscal year-end. See the “Grants of Plan-Based Awards” table on page 21 of this Proxy Statement and “Executive Compensation Decisions for 2020” on page 17 of this proxy statement for information on payments and grants made following the 2019 fiscal year-end related to 2019 performance-based compensation.)

	Outstanding SAR Awards					Outstanding Restricted Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (#)		Number of Securities Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ted A. Fernandez	1,912,500	(1)	—	4.00	February 8, 2022	138,076	(3)	2,195,408
David N. Dungan	1,004,063	(2)	—	4.00	February 8, 2022	72,489	(4)	1,152,575
Robert A. Ramirez(6)	—		—	—	—	16,389	(5)	260,585

(1)	Includes 1,431,368 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00.
(2)	Includes 751,469 net shares which could be acquired upon exercise of 1,004,063 vested performance-based SARs with an exercise price of $4.00.
(3)

Includes 138,076 performance-based restricted stock units granted in 2017, 2018 and 2019 for 2016, 2017 and 2018 fiscal year performance, respectively. In 2020, 84,607 of the restricted stock units will vest. Excludes 38,977, restricted stock units granted on February 13, 2020, for 2019 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2019” on page 17 of this proxy statement for more information about these restricted stock units.

(4)

Includes 72,489 performance-based restricted stock units granted in 2017, 2018 and 2019 for 2016, 2017 and 2018 fiscal year performance, respectively. In 2020, 44,418 of the restricted stock units will vest. Excludes 20,463, restricted stock units granted on February 13, 2020, for 2019 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2019” on page 17 of this proxy statement for more information about these restricted stock units.

(5)

Includes 16,389 performance-based restricted stock units granted in 2017, 2018 and 2019 for 2016, 2017 and 2018 fiscal year performance, respectively. In 2020, 10,099, of the restricted stock units will vest. Excludes 11,407, restricted stock units granted on February 13, 2020, for 2019 consisting of (i) grant of 4,586 performance-based restricted stock units which vests in three equal installments beginning on the anniversary of the date of grant; and (ii) a discretionary grant of 6,821 restricted stock units which vests in four equal installments beginning on the anniversary of the date of the grant. See “Executive Compensation Decisions for 2019” on page 17 of this proxy statement for more information about these restricted stock units.

(6)	Excludes 100,000 vested performance-based stock options granted in 2012 to Mr. Ramirez with an exercise price of $4.00.

OPTION EXERCISES AND STOCK VESTED

(During fiscal year-ended December 27, 2019)

The following table sets forth information concerning each exercise of SARs or stock options, and the vesting of stock awards in the form of restricted stock units, for each named executive officer during fiscal 2019.

	SARs or Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ted A. Fernandez	—	—	65,205	1,265,909
David N. Dungan	—	—	34,715	673,923
Robert A. Ramirez	—	—	12,019	233,450

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998. It was amended on November 10, 2004, June 10, 2005, December 30, 2008 and March 10, 2017. The agreement provides for a three-year term (with an automatic renewal for one additional year on each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions:

•

upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination for disability, Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;

•

upon a change of control, upon termination, Mr. Fernandez will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Fernandez’s average total compensation for the three full fiscal years immediately preceding the change of control; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 14 of this proxy statement.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001. It was amended on November 10, 2004, March 24, 2006, December 30, 2008 and March 10, 2017. Mr. Dungan’s agreement provides for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions:

•	upon termination for disability, Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of any issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants;

•

upon a change of control, upon termination, Mr. Dungan will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants and no further payments would be due upon termination. The calculation equals to two hundred percent (200%) of Mr. Dungan’s average total compensation for the three full fiscal years immediately preceding the change of control; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 14 of this proxy statement.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement provided for a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and currently provides for an annual salary and bonus pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains provisions regarding confidentiality, non-competition and non-solicitation. The agreement also includes the following provisions:

•

if Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination;

•	if Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits;

•

if Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and all unvested issued and outstanding equity grants will immediately vest; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 14 of this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below quantify (in U.S. dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2019. All amounts are calculated assuming (i) a termination date of December 27, 2019 and (ii) the price per share of the Company’s securities was the closing market price as of that date. These payments are subject to the terms of the employment agreements that are summarized under “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” on page 24 of this proxy statement.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	750,000	—	750,000	—
Annual Bonus	—	361,800	—	361,800	—
Restricted Stock Units (unvested and accelerated)(1)	2,195,408	2,195,408	—	2,195,408	2,195,408
Change of Control Payment	—	—	—	—	4,303,313

Benefits and Perquisites:
Health Insurance Premiums	20,967	20,967	—	20,967	20,967
Life, Accidental Death and Disability Premiums	5,756	5,756	—	5,756	5,756
Life Insurance Premium	18,360	18,360	—	18,360	18,360
Gross-up Payment	—	—	—	—	—

Total	2,240,491	3,352,291	—	3,352,291	6,543,804

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	525,000	—	525,000	—
Annual Bonus	—	202,608	—	202,608	—
Restricted Stock Units (unvested and accelerated)(2)	1,152,575	1,152,575	—	1,152,575	1,152,575
Change of Control Payment	—	—	—	—	2,558,079

Benefits and Perquisites:
Health Insurance Premiums	14,181	14,181	—	14,181	14,181
Life, Accidental Death and Disability Premiums	1,732	1,732	—	1,732	1,732
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—
					—

Total	1,168,488	1,896,096	—	1,896,096	3,726,567

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	—	—	150,000	300,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)(3)	260,585	260,585	—	260,585	260,585

Benefits and Perquisites:
Health Insurance Premiums	20,571	20,571	—	20,571	20,571
Life, Accidental Death and Disability Premiums	3,644	3,644	—	3,644	3,644
Life Insurance Premium	7,843	7,843	—	7,843	7,843
Gross-up Payment	—	—	—	—	—

Total	292,643	292,643	—	442,643	592,643

(1)

Includes value of 138,076 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Excludes the value of 1,431,368 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(2)

Includes value of 72,489 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Excludes the value of 751,469 net shares which could be acquired upon exercise of 1,004,064 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(3)

Includes value of 16,389 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

In certain cases, the tax laws deny an income tax deduction for payments that are contingent upon a change in control. Benefits under the employment agreements will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

Director Compensation for 2019

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board or any of its committees. Each outside director receives an annual $40,000 cash retainer, paid quarterly. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors also receive an annual restricted stock unit grant equal in value to $72,000 on the date of grant. All restricted stock units granted under this program will vest in full on the one-year anniversary of the date of grant and will also vest upon involuntary termination of service, including change of control. Upon reaching ten years of service on the Board, outside director members receive a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Beginning with grants that occurred in 2012, each of the Company’s outside directors is allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on the Board.

Director Compensation for Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1)($)	Stock Option Awards (1)($)	Total ($)
Richard N. Hamlin	40,000	72,000	—	112,000
John R. Harris	40,000	72,000	—	112,000
Robert A. Rivero	40,000	72,000	—	112,000
Alan T.G. Wix	40,000	72,000	—	112,000

(1)

Amounts shown in this column are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, as amended, for restricted stock units during fiscal 2019. The aggregate number of restricted stock unit awards and the aggregate number of stock option awards outstanding at fiscal year-end appears in the “Outstanding Director Equity Awards at 2019 Fiscal Year-End” table below.

Director Compensation for 2020

For 2020, the Company’s Outside Director Compensation Program will remain unchanged.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT 2019 FISCAL YEAR-END

Name	Restricted Stock Unit Awards (Unvested) (#)(2)		Stock Option Awards (Exercisable/ Unexercisable) (#)
Richard N. Hamlin	3,787	(1)	—
John R. Harris	3,787	(1)	—
Robert A. Rivero	3,787	(1)	—
Alan T.G. Wix	3,787	(1)	—

(1)

Does not include 4,563 restricted stock units granted on February 13, 2020, in connection with the Company’s Outside Director Compensation Plan, which vest on the first anniversary of the date of grant.

(2)	Outside Board members are subject to stock ownership guidelines. See “Nominating and Corporate Governance Committee” on page 9 of this proxy statement.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Harris (Chairman), Hamlin, Rivero and Wix. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the director is an executive.

PAY RATIO

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

In identifying our median employee, our calculation included the base salary for each employee as of December 27, 2019, commissions paid in 2019 and any cash and equity performance and non-performance-based bonus compensation paid or granted, respectively, to such employees in 2020 based on their performance for fiscal year 2019. Bonus information for 2019 was not available for all employees as of the Record Date as several of our practices conduct performance reviews during the first quarter of the year and approve raises and pay bonuses in April. For employees in these practices we estimated 2019 cash and equity bonuses based on 2018 payouts which we believe are reasonably comparable to 2019. The amount included for equity performance and non-performance-based bonus compensation grants equaled the fair market value of the shares underlying such grant as of the grant date, however, these grants are subject to time vesting which requires continued employment of the grantee for a period of time ranging from three to four years. Cash compensation for these purposes included base salary or wages plus overtime pay, cash bonuses, cash commissions and comparable cash elements of compensation in non-U.S. jurisdiction, if applicable, and was calculated using internal payroll and/or tax records. Salaries or wages paid in non-U.S. jurisdictions were converted to U.S. dollars using exchange rates in effect as of December 27, 2019. We did not apply any cost-of-living adjustments as part of the calculation.

We selected the median employee based on 1,143 full-time and part-time workers who were employed as of December 27, 2019.

The fiscal year 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $1,726,860. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $125,000. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2019 is 14 to 1.

We have employees in countries with differing labor market characteristics. As such, for purposes of comparability we have also calculated the total annual compensation for our median employee in the United States where we have 705 employees and generate the majority of our revenue and profitability. The total annual compensation for the median U.S. based employee is $168,100. The ratio of our CEO’s annual total compensation to our median U.S. based employee’s total compensation for fiscal year 2019 is 10 to 1.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S 1998 STOCK OPTION AND INCENTIVE PLAN TO (I) INCREASE THE SUBLIMIT FOR ISSUANCES OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS BY 1,200,000 SHARES AND (II) INCREASE THE TOTAL NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1998 STOCK OPTION AND INCENTIVE PLAN BY 1,200,000 SHARES.

Description of Proposed Amendment. The Board has adopted, subject to shareholder approval, an amendment to the Company’s 1998 Stock Option and Incentive Plan, as amended and restated as of March 13, 2015 (the “Plan”). As described in further detail below, the purpose of the amendment is to increase the sublimit for issuances of restricted stock and restricted stock units by 1,200,000 shares and to increase the total number of shares authorized for issuance under the Plan by 1,200,000 shares. A copy of the Plan (as proposed to be amended) is attached hereto as Appendix A.

The table below contains information about the Plan as of the Record Date and reflects the impact of Proposal 2, assuming approval by the Company’s shareholders.

	As of Record Date				If Proposal 2 is Approved
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and the Vesting of Unvested Restricted Stock Units (#)(3)		Weighted Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)	Plan and RSU Sublimit Increase (#)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	1,040,489		—	628,975	1,200,000	(2)	1,828,975
Stock options issued under equity compensation plans approved by shareholders(1)	180,000	(4)	4.00	438,445	—		438,445
Equity compensation plans not approved by shareholders	—		—	—	—

Total	1,220,489	(3)		1,067,420	1,200,000		2,267,420

(1)

The equity compensation plans approved by the Company’s shareholders are the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) and the Company’s Employee Stock Purchase Plan. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding, unvested and available for issuance under the Plan.

(2)

Since the approval of Proposal 2 would result in an increase in the restricted stock unit sublimit amount that equals the increase in the total shares available for issuance, the increase is reflected as shares available for restricted stock unit issuances.

(3)	Excludes 2,916,563 outstanding vested SARs with a weighted average exercise price of $4.00 and an average remaining life of 1.9 years that can be settled in stock or cash at the Company’s option.
(4)	The stock options outstanding have an average remaining life of 2.0 years.

Increase in Restricted Stock and Restricted Stock Unit Issuance Sublimit. As of the Record Date, 628,975 shares were available for issuance under the Plan pursuant to awards of restricted stock or restricted stock units. The Company is seeking additional shares available for the issuance of restricted stock and restricted stock units and a corresponding increase in the total number of shares authorized for issuance under the Plan to ensure that it can fund the Company’s current compensation programs for 2020 and 2021, including potential grants to senior new hires. The Board believes that the awards currently subject to the limit have and, if the amendment is approved by shareholders, will continue to be a successful element of the Company’s overall compensation strategy and that the approval of the amendment is in the best interest of the Company and its shareholders. If the amendment is not approved, this would create uncertainty with regard to the Company’s ability to continue the current compensation programs. In addition, the Company will have to create an alternative to this equity component in order to provide compensation programs that are considered competitive. The most likely alternatives would be awards settled in cash which would eliminate the significant retention value that comes from the vesting of restricted stock units as well as eliminate shareholder value creation alignment that comes from receiving restricted stock units that vests over time as compared to receiving cash compensation that is not subject to vesting.

Importance of the Equity Component of the Company’s Compensation Programs. The Board believes that the continued growth and success of the Company depends, in large part, upon its ability to attract, retain and motivate key employees. In order to accomplish these goals, the Company must maintain compensation programs that include an appropriate balance of short-term and long-term incentives. The Company’s primary competitors in the strategic consulting and executive advisory sector have compensation programs that are focused on cash compensation and are further supported with meaningful retirement benefits. The Company does not provide any retirement benefits to its executives. The Company’s programs provide for a combination of cash and equity compensation that allows it to compete for high-impact talent. Total compensation is provided in the form of a base salary and performance-based cash bonus and, for its senior leaders including its named executive officers, equity award opportunities, which are both defined as a percentage of salary. A key element of this compensation strategy is the equity component of the Company’s compensation programs which involves the issuance of performance-based restricted stock units. This component allows the Company to distribute to participants equity in lieu of the cash compensation awards that they would receive from most of its competitors. The Board believes that this equity award component of compensation, when funded with restricted stock units under the Plan, accomplishes several key objectives. By issuing restricted stock units based on performance, the Company is able to provide its highest performing associates competitive incentive compensation for current year performance, in lieu of or in addition to cash. This acts as a significant retention tool and aligns the recipients’ interests with those of our shareholders since the awards vest over a three-year period. Additionally, the issuance of equity is essential to the compensation and retention of senior executives since the Company does not provide any retirement (pension or 401(k) match) benefits to this group.

Impact of Plan Amendment. If the Plan amendment is approved by the Company’s shareholders, total shares available for issuance under the Plan will be 2,267,420 as of the Record Date. The aggregate sublimit for restricted stock and restricted stock unit issuances including increases approved by our shareholders since the inception of the Plan will be 17,830,237 shares. The total number of shares available for restricted stock and restricted stock unit issuances will be 1,828,975 shares. These shares and an additional 438,445 would be available for the issuance of stock options and SARs under the Plan as of the Record Date.

Aspects of Equity Compensation at The Hackett Group. The Company’s equity incentive plan for its named executive officers provides significant incentive opportunities tied to the attainment of specific financial performance goals (currently annual pro-forma diluted net earnings per share growth targets), which are tied to an operating plan approved by the Board. Similar equity incentive plans exist for the senior service line and practice leaders of the Company with significant responsibilities. The targets for these leaders are tied to the performance of the individual service lines and practices they manage. Each participant in these programs has target equity incentive opportunities expressed as a percentage of salary. The payout levels are based on target achievements that, when taken in the aggregate, should result in a certain level of operating results for the

Company as a whole that warrants equity bonus payouts at these levels. As the annual level of corporate performance (measured in pro-forma diluted net earnings per share) changes, so too will the number of potential restricted stock units that may be awarded in any given year. There are three levels of performance achievement: “Commence,” “Goal” and “Superior.” Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. Therefore, as the share price increases, the number of restricted stock units issued decreases and vice versa. If Company performance falls short of the Board’s goals for the business, then the bonus compensation paid in connection with these programs is reduced or eliminated. In addition to the programs described above, beginning in 2020, approximately 10 of the Company’s senior leaders, excluding our CEO, COO and CFO, will participate in program that vests a portion of the program participant’s annual equity opportunity after the conclusion of the compensation year subject to the achievement of a minimum level of Company profitability and the achievement of personal management objectives established for each individual.

The foregoing is a broad summary of the 2020 performance-based equity incentive program. The Board retains the right to modify the program in the future. Please refer to the “Compensation Discussion and Analysis” on page 13 of this Proxy Statement for more details on the Company’s executive compensation program and other significant compensation programs.

Restricted Stock Unit Issuance History and the Impact of Company Actions on Volatility. The following table includes for 2016, 2017, 2018 and 2019, the number of earned restricted stock units granted by the Company to its employees and members of its Board of Directors, as well as an estimate for 2020. The Company believes that historical grant activity is the best indication of future activity, subject to fluctuations in the price of the Company’s common stock and Company performance. The downward trend in the number of restricted stock issuances reflects the result of ambitious performance targets in the Company’s compensation programs and share price valuation increase which resulted in fewer equity grants.

Year	Earned and Issued Restricted Stock Units Granted	Year-over-Year Restricted Stock Unit Grant Variances	Cumulative Impact
2016	576,045	—	—
2017	554,592	-4%	-4%
2018	460,910	-17%	-20%
2019	542,455	18%	6%
2020 (est)	450,000	-17%	-22%

Dilutive Impact of the Plan

The table below presents the dilutive impact of the new shares for which approval is sought under this Proposal versus the dilution calculation historically used by proxy research firms which includes all outstanding SARs on a one for one basis. For the 2,916,563 SARs outstanding as of the Record Date, the calculation on the left includes only the number of shares required to satisfy the full exercise of the outstanding SARs and assumes full vesting and a fair market value upon exercise of $18.90 which is the 52-week high for the Company’s common stock as of the Record Date. The proxy research firms’ calculation on the right includes all of the outstanding SARs on a one for one basis.

	Share Allocation		Voting Power Dilutive	Research Firm Allocation	Voting Power Dilution
New Shares	1,200,000		3%	1,200,000	3%
Available Shares	628,975		2%	628,975	2%
RSUs Outstanding	1,040,489		3%	1,040,489	3%
Options Outstanding	180,000		1%	180,000	1%
SARs Outstanding	2,299,302	(1)	6%	2,916,564	8%
Total Plan Shares	5,348,766		15%	5,966,028	17%
Common Shares Outstanding as of Record Date Plus Total Plan Shares	35,382,548			35,999,810

(1)	Assumes a fair market value for the Company’s Stock on the date of exercise equal to $18.90 which is the current 52-week high for the Company’s common stock.

Material Features of the Plan

The following description of the material terms of the Plan, as amended, is intended to be a summary only. This summary is qualified in its entirety by the complete text of the Plan. Except for the increase in the sublimit for awards of restricted stock and restricted stock units and the increase in the total number of shares available for issuance under the Plan, the proposed amendment for which shareholder approval is sought makes no material changes in the Plan as previously in effect.

Purpose. The purpose of the Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase an equity interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain employed by the Company. The Board believes that the opportunity to acquire an equity interest in the Company, especially through restricted stock and restricted stock units, will attract and encourage the continued employment and service of officers and other key employees. Further, approval of the amendment to the Plan to increase the aggregate number of shares available for the issuance of restricted stock or restricted stock units will afford the Company the ability to sustain existing performance-based equity compensation plans and the additional flexibility in making awards deemed necessary to support the goals of the Company in the future.

Eligible Individuals. The Plan provides for grants to officers, directors, employees, consultants and other service providers of the Company and its subsidiaries. Approximately 100 individuals are eligible to receive awards under the Plan from time to time. This number varies from year to year.

Shares Available for Issuance; Award Restrictions. If this Proposal is approved, the number of shares that can be awarded as restricted stock or restricted stock units will increase by 1,200,000, and the total shares authorized for issuance under the Plan will increase by 1,200,000. During any calendar year, the maximum number of options that may be granted to any one person is 1,000,000 and the maximum number of shares underlying the issuance of restricted stock and restricted stock units that may be issued to any one person is 400,000. Each of these limits is subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction. Assuming the amendment is approved by the Company’s shareholders, as of the Record Date, 2,267,420 shares would be available for issuance under the Plan and 1,828,975 shares of restricted stock or restricted stock units would be available for issuance. As of the Record Date, the number of issued and unvested restricted stock units was 1,040,489 and the number of outstanding stock options, both vested and unvested was 180,000. These stock options had an average weighted exercise price of $4.00 and an average remaining term of 2.0 years.

Administration. The Board has such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation, bylaws and applicable law. The Board, from time to time, may delegate to a committee such powers and authorities related to the administration and implementation of the Plan as the Board shall determine. The Board has the full power and authority to take all actions and to make all determinations required or provided for under the Plan and to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Company’s Compensation Committee has been delegated the authority to administer the Plan.

Stock Subject to the Plan. The shares issued or to be issued under the Plan are shares of the Company’s common stock. On the Record Date, the closing market price of the Company’s common stock on the NASDAQ was $12.16.

Types of Awards. Awards under the Plan include incentive stock options, non-qualified stock options, restricted stock, restricted stock units and SARs.

Stock Options. The Board may, from time to time, grant nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% (110% in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities) of the fair market value of a share of common stock on the date of grant. Unless otherwise specified in an award agreement, stock options expire ten years after the date of grant (five years in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities). Unless otherwise determined by the Board, (i) upon a termination of a grantee’s employment other than for death or disability, unvested options will terminate and be cancelled immediately and vested options will remain exercisable for 90 days, (ii) upon a grantee’s termination due to death all options will vest and will remain exercisable for one year and (iii) upon a grantee’s termination of employment due to disability, all options will continue to vest and shall remain exercisable for one year.

Restricted Stock and Restricted Stock Units. The Board may, from time to time, grant restricted stock or restricted stock units to persons eligible to receive grants under the Plan, subject to such restrictions, conditions and other terms as the Board may determine. A restricted stock unit represents a conditional right to receive a share of common stock in the future. At the time a grant of restricted stock or restricted stock units is made, the Board shall establish a period of time (but not less than one year) over which the grant vests subject to the continued employment of the grantee (the “Restricted Period”). Each grant of restricted stock or restricted stock units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a grant of restricted stock or restricted stock units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate practice or individual performance objectives, which may be applicable to all or any portion of the restricted stock or restricted stock units. Unless otherwise determined by the Board, (i) upon a termination of a grantee’s employment other than for death or disability, unvested restricted stock and restricted stock units will terminate immediately, (ii) upon a grantee’s termination due to death, all restricted stock and restricted stock units will vest immediately and (iii) upon a grantee’s termination of employment due to disability, all restricted stock and restricted stock units will continue to vest for one year.

Stock Appreciation Rights. On March 11, 2013 the Board amended the Plan to allow for the grant of SARs. The exercise price of all SARs generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. SARs expire ten years after the date of grant, unless otherwise specified in an award agreement. Unless otherwise determined by the Board (i) upon a termination of a grantee’s employment other than for death or disability, unvested SARs will terminate and be cancelled immediately and vested SARS will remain exercisable for 90 days, (ii) upon a grantee’s termination due to death all SARs will vest and will remain exercisable for one year and (iii) upon a grantee’s termination of employment due to disability, all SARs will continue to vest and shall remain exercisable for one year. The Company can satisfy its obligation upon exercise of SARs in cash or stock, in the sole discretion of the Board. The grantee may, in the sole discretion of the Board, be awarded dividend equivalent rights with respect to the shares of stock underlying the SARs that have vested as of the date the dividend is declared. Each dividend equivalent right will be distributed to the grantee as a specific dollar amount equal to the dollar amount of the dividend paid on an actual share of stock on the date the dividend is declared multiplied by the number of shares underlying the grantee’s SARs.

Historical Share Grant and Delivery/Vesting Table. The table below is provided to highlight the timing of both the issuance and delivery of performance-based and non-performance-based restricted stock units. Generally, all restricted stock units issued to the Company’s employees have time-vesting requirements. Performance-based issuances are granted upon the achievement of annual Company, practice or individual performance goals, or a combination thereof, and are delivered after the satisfaction of additional time-vesting requirements. The Company believes this additional disclosure is important to evaluate the dilutive impact of its equity compensation programs.

	Shares Granted (#)(1)			Shares Delivered/Vested (#)(1)
	2017	2018	2019	2017	2018	2019
Performance based restricted stock units(2)	538,421	453,010	537,663	853,197	778,423	433,950
Non-performance related restricted stock units(3)	16,171	7,900	4,792	9,534	25,642	2,721
Total	554,592	460,910	542,455	862,731	804,065	436,671
Average weighted shares outstanding				32,196,132	32,330,406	32,330,151

(1)

Excludes 81,423 granted and 211,567 vested, 7,728 granted and 148,589 vested and 182,279 granted and 248,587 vested restricted shares of common stock subject to vesting requirements issued in connection with acquisitions that do not reduce the number of shares available under the Plan in 2019, 2018 and 2017, respectively.

(2)	Units issued upon achievement of Company, practice or individual performance goals, or a combination thereof, with vesting and delivery subject to time vesting.
(3)	Units issued upon hiring subject to vesting requirements.

Performance-Based Awards. The Compensation Committee may designate any stock options, restricted stocks, restricted stock units or SARs awarded under the Plan as performance-based compensation. The performance targets that may be used by the Compensation Committee for such grants will be based on the achievement of measurable and attainable financial targets selected by the Compensation Committee from the following list with respect to the Company or its subsidiaries, divisions, departments, regions, functions or business units: costs, expense targets, market share, net income, revenue, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating income growth, net operating profit, return on assets, return on net assets, sales, total shareholder return, relative total shareholder return (versus an index or peer group), stock price, return on equity, return on capital, total earnings, operating earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) calculated on a pro-forma basis or based on generally accepted accounting principles, basic or diluted net earnings per share or earnings per share growth calculated on a pro-forma basis or based on generally accepted accounting principles, operating efficiency ratios, economic value added, cash flow return on investment, free cash flow, net cash provided by operations, gross margin, internal rate of return, or a combination thereof as selected by the Committee.

The performance targets may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time and may be measured in terms of the performance of the Company (or its subsidiaries, departments, divisions, regions, functions, or business units) or measured relative to selected peer companies or a market index. The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period. Each grantee will be assigned a target number of shares of stock options, restricted stock, restricted stock units or SARs payable if the specified performance targets are achieved. At the end of the performance period, the Compensation Committee will certify the attainment of the performance targets and payment of the awards will be conditioned upon such certification. The Compensation Committee may provide that the number of shares of common stock payable under a grant will exceed the target number, but in no event can the amounts exceed the limits described above.

Re-pricing of Options. The Plan prohibits re-pricing of stock options and SARs. For these purposes, to re-price a stock option or SAR means (i) to reduce the exercise price, or (ii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Transferability. Except as otherwise provided in the Plan or an applicable award agreement, during the lifetime of a grantee, only the grantee (or, in the event of legal incapacity or incompetence, the grantee’s guardian or legal representative), may exercise an option or SAR. Except as otherwise provided in the Plan or an applicable award agreement, no option or SAR shall be assignable or transferable by the grantee to whom it is granted, other than by will or the laws of descent and distribution. Notwithstanding the forgoing, the Board may permit a grantee to transfer an option without consideration to a family member (as defined in the Plan). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such restricted stock or restricted stock units other than by will or the laws of descent and distribution.

Recoupment. All grants made under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of a grant are subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy or as set forth in an award agreement.

Term; Amendment. The Plan will remain in effect until terminated by the Board, however, no incentive stock options may be granted on or after the 10th anniversary of the last shareholder approval of the Plan (five years in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities). The Board may generally amend or terminate the Plan at any time to the extent permitted by applicable laws, rules and regulations.

Change of Control. Awards granted under the Plan may vest upon a change of control of the Company (as defined in the Plan), if the awards are not assumed or substituted for by an acquiring company. Outstanding options and other awards will be adjusted in the event of a stock split or other similar corporate transactions.

Summary of U.S. Federal Tax Consequences. The following is a brief and general discussion of the U.S. federal income tax rules applicable to awards granted under the Plan.

Options Generally. The grant of an option is not a taxable event for the optionee or the Company.

Incentive Stock Options. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the forgoing tax treatment, the grantee generally must be an employee of the Company from the date the option is granted through a date within three months before the date of the option is exercised. In the case of a grantee who is disabled or dies, the three-month period is extended to one year. If all of the requirements for incentive stock option treatment are met except for the holding period requirement, the grantee will recognize ordinary income upon the disposition of shares of common stock received pursuant to the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time the option was exercised over the exercise price.

The balance of the realized gain, if any, will be taxed at applicable capital gains tax rates. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to the limitations under Section 162(m) of the Internal Revenue Code.

Non-Qualified Stock Options. Upon exercising a stock option that is not an incentive stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise. Upon a subsequent sale or exchange of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares of common stock plus the amount treated as ordinary income at the time the option was exercised).

The Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income provided that the deduction is not disallowed under Section 162(m) of the Internal Revenue Code.

Restricted Stock. A grantee will not recognize any taxable income for federal income tax purposes in the year restricted stock is granted, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

Restricted Stock Units. There are no immediate tax consequences upon the grant of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of the common stock issued to such grantee at the end of the restriction period or, if later, the payment date. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

Stock Appreciation Rights. There are no federal income tax consequences when SARs are granted. However, at exercise, the grantee will realize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the option or stock appreciation right over the exercise price of the option or stock appreciation right. If the award is settled in stock, the amount of the gain is taxable at exercise, even if the shares are not sold. Any subsequent gain on the shares is taxable as capital gain.

Section 162(m). Section 162(m) of the Internal Revenue Code sets a limit of $1,000,000 on the amount the Company can deduct for compensation paid to each of the Chief Executive Officer and the other named executive officers other than the Chief Financial Officer. The Compensation Committee believes that tax deductibility is one of several important considerations in determining compensation for the Company’s named executive officers, and therefore retains the flexibility to pay compensation to senior executives based on other considerations, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).

The forgoing is not to be considered as tax advice to any person who may be a participant in the Plan and any such persons are advised to consult their own tax counsel. The forgoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation such as the tax consequences of deferred compensation or state and local taxes.

New Plan Benefits. Because the granting of awards under the Plan is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees under the Plan in the future. However, under the existing incentive compensation plans for the Company’s executive team and senior leaders, the grant of restricted stock units is conditioned upon attainment of certain performance targets and management objectives. The Board reserves the right to make additional grants in its sole discretion.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the amendment to the Plan. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders an opportunity to indicate whether they support the named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the Company’s executive compensation program and the application of the Company’s compensation philosophies for the years presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

The Company’s primary objectives relating to executive compensation are to (1) align the financial interests of its executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole and (2) attract and retain highly qualified executives with salaries and incentive programs that are competitive with companies of similar or greater size within its industry.

The Company’s executive compensation programs, which focus on operating performance, earnings growth and share price appreciation, reflect the Company’s “pay for performance” approach to compensation. Annually, our executives have the opportunity to earn cash payouts and equity awards based on the achievement of pro-forma diluted net earnings per share growth targets specified by the Company’s Compensation Committee. Another key aspect of the executive compensation programs is that a meaningful part of total compensation is paid with performance-based restricted stock unit grants that not only requires the achievement of a performance-based target to earn the grant, but also has a three-year vesting period following the date of grant which occurs after the performance period. The vesting requirement of the equity portion of the compensation program (1) extends the value of the current year compensation program for an additional three-year period, (2) creates a strong incentive for the executives to increase shareholder value, and (3) serves as a powerful executive retention tool. This equity component is also essential to the compensation and retention of the Company’s executives since the Company does not provide retirement (pension or 401(k) match) benefits for its senior executives and offers no perquisites. Finally, our CEO and COO are significant shareholders which continues to provide an incentive for the CEO and COO to focus on share value appreciation in order to maximize the benefit of the vested awards.

In 2019, the Company generated net revenue, pro-forma EBITDA and pro-forma net earnings per share from continuing operations of $260.8 million, $46.6 million and $1.00 per share, respectively. The Company had net revenue from continuing operations decrease in 2019 of 1% with corresponding pro-forma EBITDA decrease of 5% and pro-forma diluted net earnings per share decrease of 6%. The Company excluded charges related to restructuring and an asset impairment from its 2019 pro-forma net earnings per share calculation since the inclusion of the impact would not accurately reflect the operating performance of the Company’s continuing operations. For purposes of calculating 2019 cash and equity performance bonuses for the Company’s Named Executive Officers, the Compensation Committee included the incremental compensation cost savings of the employees terminated as part of the restructuring charge. This resulted in a pro-forma diluted earnings per of $0.97 which the Committee believed was the most appropriate metric for determining incentive compensation for 2019. In accordance with the targets established by the Compensation Committee, the pro-forma diluted net earnings per share utilized by the Compensation Committee resulted in the payment of 40% of the “Goal” level payout under the Company’s 2019 executive compensation plan. Please refer to Appendix B, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP Results)” for a reconciliation of adjusted results, including pro-forma EBITDA and pro-forma net earnings per share, to reported results for 2019.

The Company’s Compensation Committee has once again established challenging performance targets for 2020. The Company’s pro-forma diluted net earnings per share must improve at least 13% from 2019 annual proforma earnings per share adjusted to $0.97 in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s pro-forma diluted net earnings per share must improve at least 20% in order for the named executive officers to earn their “Superior” cash and equity performance incentive awards.

See “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement for more information regarding aspects of the Company’s executive compensation programs and the Compensation Committee’s decisions in respect of executive compensation in 2019. See also “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” beginning on page 24 of this proxy statement for more information regarding the terms contained in the employment agreements of our Named Executive Officers.

For the reasons discussed in this proxy statement, including under “Compensation Discussion and Analysis” above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of Messrs. Hamlin (Chairman), Harris, Rivero and Wix. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and the NASDAQ. The Board determined that Messrs. Hamlin and Rivero are “audit committee financial experts” under the SEC rules. The Company’s Audit Committee is governed by a written charter. A copy of the Audit Committee Charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee discussed with RSM US LLP (“RSM”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has discussed with RSM its independence from management and the Company, and it received the written disclosures and letter from RSM as required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with RSM the overall scope and plans for the Company’s audit. The Audit Committee meets with RSM, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 5 meetings during fiscal 2019.

The Audit Committee approved all audit and non-audit services provided by RSM in fiscal 2019, as described in “Pre-Approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 27, 2019 with management and with representatives of RSM. The Audit Committee also reviewed, and discussed with management and representatives of RSM, management’s assessment and report and RSM’s assessment and report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 27, 2019, filed with the SEC.

Pre-Approval of Non-Audit Services

All audit-related services, tax services and other services were approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of non-audit-related, tax and other services specifically described by the Audit Committee in the policy on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Audit Committee as to the nature and cost of such services at the next Audit Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

John R. Harris

Robert A. Rivero

Alan T.G. Wix

PROPOSAL 4

TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2021

The Audit Committee of the Board has appointed RSM US LLP (“RSM”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 27, 2019. During fiscal year 2019, RSM served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of RSM is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board will consider whether it should select a different independent registered public accounting firm. The Company’s bylaws do not require that the shareholders ratify the appointment of RSM as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice. The Company expects that representatives of RSM will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid to Independent Accountants

The following table sets forth fees for professional services provided by RSM and associated entities, including RSM International entities for the audit of the Company’s consolidated financial statements for fiscal years 2019 and 2018 and fees billed for audit-related services, tax services, and all other services rendered by RSM for fiscal years 2019 and 2018:

	2019	2018
Audit Fees(1)	$543,290	$580,760
Audit-Related Fees(2)	$13,500	$13,000
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

(1)

Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.
(3)	Represents fees for services provided in connection with the Company’s tax compliance program.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

If you are a beneficial owner of shares held on your behalf in “street name” by a broker or other nominee, and you do not provide your broker or other nominee with voting instructions, your broker or other nominee will have discretion to vote your shares with respect to this proposal. The proposal will be approved by the vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3: TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons,” that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by the NASDAQ or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•	any of the Company’s directors, nominees for director and executive officers;

•	any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Shareholder”); and

•	any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Shareholder

The following related person transactions occurred during 2019 and 2020 on a year to date basis:

On February 22, 2019, the Company repurchased (i) 10,000 shares of its common stock from John Harris, a member of the Board of Directors; (ii) 5,915 shares of its common stock from Richard Hamlin, a member of the Board of Directors: (iii) 5,915 shares of its common stock from Robert Rivero, a member of the Board of Directors; and (iv) 5,915 shares of its common stock from Alan T.G. Wix, a member of the Board of Directors. These repurchases were made at a price per share of $16.25, which was the closing price of a share of our common stock on the NASDAQ on February 20, 2020.

On February 20, 2020, the Company repurchased (i) 20,000 shares of its common stock from John Harris, a member of the Board of Directors; (ii) 3,787 shares of its common stock from Richard Hamlin, a member of the Board of Directors: (iii) 3,787 shares of its common stock from Robert Rivero, a member of the Board of Directors; and (iv) 9,787 shares of its common stock from Alan T.G. Wix, a member of the Board of Directors. These repurchases were made at a price per share of $17.43, which was the closing price of a share of our common stock on the NASDAQ on February 20, 2020.

The repurchase transactions involving our directors were completed under a repurchase program for the Company’s outside directors which was approved by Audit Committee and were affected as part of the Company’s existing share repurchase program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 13, 2020 by:

•	each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock;

•	each of the named executive officers;

•	each director and nominee of the Company; and

•	all of the Company’s directors and executive officers as a group

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(12)	Percent of Class (%)(12)
Ted A. Fernandez(1)(12)	3,411,774	11.4
David N. Dungan(2)(12)	1,410,016	4.7
Robert A. Ramirez(3)(12)	253,107	0.8
Richard N. Hamlin(4)(12)	51,093	*
John R. Harris(5)(12)	55,278	*
Robert A. Rivero(6)(12)	4,563	*
Alan T .G. Wix(7)(12)	24,278	*
Blackrock, Inc.(8)	2,741,109	9.1
Trigran Investments, Inc.(9)	1,789,139	6.0
Dimensional Fund Advisors LP(10)	1,691,634	5.6
The Vanguard Group(11)	1,490,604	5.0
All current directors and current named executive officers as a group (7 persons)	5,210,209	17.3

*	Represents less than 1%.
(1)

Includes 1,283,388 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 138,076 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’ children.

(2)

Includes 673,780 net shares which could be acquired upon exercise of 1,004,064 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 72,489 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Includes 95,000 shares held in the Jeanine G. Dungan Trust dated August 5, 1998.

(3)

Includes 100,000 vested performance-based stock options. Includes 16,389 unvested restricted stock units that would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

(4)

Includes 4,563 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.

(5)

Includes 4,563 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 17,229 vested restricted stock units of which Mr. Harris elected to defer receipt in connection with the Company’s Outside Director Compensation program.

(6)	Includes 4,563 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.

(7)	Includes 4,563 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(8)

The information reported is based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the date specified in the filing, BlackRock had sole voting power with respect to 2,554,621 shares of common stock and sole dispositive power with respect to 2,741,109 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on February 5, 2020.

(9)

The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by Trigran Investments, Inc. (“Trigran”). The statement discloses that, as of date specified in the filing, Trigran, in accordance with Rule 13d-1(k)(1) of the Act, had shared voting power with respect to 1,789,139 shares of common stock and shared dispositive power with respect to 1,789,139 shares of common stock. The address for Trigran is 630 Dundee Road, Suite 230, Northbrook, IL 60062. For additional disclosure regarding the persons affiliated with Trigran and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 1, 2020.

(10)

The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional Fund”). The statement discloses that, as of date specified in the filing, Dimensional Fund had sole voting power with respect to 1,616,267 shares of common stock and sole dispositive power with respect to 1,691,634 shares of common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746. For additional disclosure regarding the persons affiliated with Dimensional Fund and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 12, 2020.

(11)

The information reported is based on a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group (“Vanguard”). The statement discloses that, as of date specified in the filing, Vanguard had sole voting power with respect to 51,037 shares of common stock and sole dispositive power with respect to 1,490,604 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern PA 19355. For additional disclosure regarding the persons affiliated with Vanguard and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G filed with the SEC on February 11, 2020.

(12)

The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying restricted stock units, options, SARs held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 13, 2020 (or upon the occurrence of an event, such as change of control, resignation for good reason, involuntary termination without cause, death or disability) are both deemed outstanding and included in the number of shares beneficially owned by such person. In calculating the number of shares underlying vested SARs, the Company assumed exercise with a Record Date closing price for the Company’s common stock of $12.16. The vested SARs may be settled in cash or stock at the Company’s discretion. The Company also includes in these amounts all unvested but earned performance restricted stock units held by the its named executive officers and members of its Board as it believes this results in a more accurate representation of overall share ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2019 with the reporting requirements of Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2021

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Shareholders must be received by the Company no later than November 20, 2020, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2021 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2021 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 31, 2021 and not later than March 2, 2021. However, if the date of the 2021 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2020 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

Similarly, shareholders may nominate director candidates for the 2021 Annual Meeting, provided that such nominations must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 31, 2021 and not later than March 2, 2021. However, if the date of the 2021 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2020 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made.

The shareholder’s notice nominating a candidate for director must set forth:

•

as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of the beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by the shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended December 27, 2019. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

March 19, 2020

APPENDIX A

THE HACKETT GROUP, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

(Amended and Restated as of February 12, 2020)

The Hackett Group, Inc., a Florida corporation (the “Company”), sets forth herein the terms of its amended and restated 1998 Stock Option and Incentive Plan (the “Plan”) as follows:

1. PURPOSE

The Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, key employees, outside directors and other persons, and to motivate such officers, key employees, outside directors and other persons to serve the Company and its Affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, key employees, outside directors and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards (as each is defined herein) in accordance with the terms hereof. Stock Options granted under the Plan may be non-qualified Stock Options or Incentive Stock Options, as provided herein, except that Stock Options granted to Outside Directors (as defined in Section 2.22) shall in all cases be non-qualified Stock Options. The Plan is intended to comply with Section 162(m) of the Code.

2. DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements, as defined below), the following definitions shall apply:

2.1 “Affiliate” of, or person “affiliated” with, a person means any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act.

2.2 “Award Agreement” means the Stock Option agreement, Restricted Stock agreement, Restricted Stock Unit agreement, Stock Appreciation Right agreement, Other Award agreement or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

2.3 “Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Exchange Act.

2.4 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning, with respect to a Grantee, as set forth in any employment agreement between the Company or any Affiliate and the Grantee; provided, however, that in the absence of an employment agreement containing such definition, “Cause” means, with respect to a Grantee:

(a)

the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers;

(b)	conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute;

(c)	substantial and repeated failure to perform Grantee’s duties, and such failure is not cured within 30 days after the Grantee receives notice thereof;

(d)	gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; or

(e)	any breach of any confidentiality, non-solicitation or non-competition agreement to which Grantee is bound.

2.7 “Change of Control” means (A) any Person, other than any Person who is a Beneficial Owner of the Company’s securities before the Effective Date, becomes, after the Effective Date, the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; (B) during any two-year period, individuals who at the beginning of such period constitute the Board (including, for this purpose, any director who after the beginning of such period filled a vacancy on the Board caused by the resignation, mandatory retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period) cease for any reason to constitute a majority thereof; (C) notwithstanding clauses (A) or (E) of this paragraph, the Company consummates a merger or consolidation of the Company with or into another corporation, the result of which is that the Persons who were stockholders of the Company at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the corporation surviving or resulting from the merger or consolidation or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; (D) the sale in one or a series of transactions of all or substantially all of the assets of the Company; or (E) the consummation of a tender or exchange offer whereby any Person acquires Beneficial Ownership of 40% or more of the total number of voting shares of the Company, unless the Board has made a determination that such action does not constitute and will not constitute a material change in the Persons having control of the Company.

Notwithstanding the foregoing, with respect to an award that is subject to Section 409A of the Code where the payment or settlement of the award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Grant unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended and the regulations and guidelines promulgated thereunder.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any affiliate of the Company, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act, the applicable rules of the NASDAQ National Market and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code or Section 16(b) of the Exchange Act, any actions taken or Grants made by the Committee shall not be invalidated by such failure to so qualify.

2.10 “Company” means The Hackett Group, Inc.

2.11 “Effective Date” means April 23, 1998, the date on which the Plan was adopted by the Board.

2.1 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13 “Exercise Price” means (i) in the case of a Stock Option, the purchase price for each share of Stock subject to an Option or (ii), in the case of a Stock Appreciation Right, the value from which Stock appreciation will be measured.

2.14 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the NASDAQ National Market, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

2.15 “Family Members” means the any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

2.16 “Grant” means an award of an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Other Awards under the Plan.

2.17 “Grant Date” means, as determined by the Board or authorized Committee, (i) the date as of which the Board or such Committee approves a Grant, (ii) the date on which the recipient of such Grant first becomes eligible to receive a Grant or (iii) such other date as may be specified by the Board or such Committee.

2.18 “Grantee” means a person who receives or holds an Option, Restricted Stock, Restricted Stock Units, Stock Appreciate Rights or Other Awards under the Plan.

2.19 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.20 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.21 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.22 “Other Award” means any form of award (other than an Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right) granted pursuant to Section 13.

2.23 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.24 “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.25 “Plan” means this The Hackett Group, Inc. 1998 Stock Option and Incentive Plan.

2.26 “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to Section 12.2 hereof.

2.27 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 12 hereof, that are subject to restrictions and to a risk of forfeiture.

2.28 “Restricted Stock Unit” means a unit awarded to a Grantee pursuant to Section 12 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

2.29 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended, and the regulations and guidelines promulgated thereunder.

2.30 “Service Provider” means a consultant or adviser to the Company, a manager of the Company’s properties or affairs, or other similar service provider or affiliate of the Company, and employees of any of the foregoing, as such persons may be designated from time to time by the Board.

2.31 “Stock” means the common stock, par value $0.001 per share, of the Company.

2.32 “Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 7.1.

2.33 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.34 “Termination Date” shall be the date upon which an Option or Stock Appreciation Right shall terminate or expire, as set forth in Section 10.2 hereof.

3. ADMINISTRATION OF THE PLAN

3.1 Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation, by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation, by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Grant or any Award Agreement shall be made in its sole discretion and shall be final, binding and conclusive on all parties having an interest herein.

3.2 Committee.

The Board from time to time may delegate to a Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and in other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation, by-laws of the Company and applicable law. In the event that the Plan, any Grant or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive on all parties having an interest herein. As permitted by law, the Committee may delegate its authority under the Plan to a member of the Board of Directors or an executive officer of the Company.

3.3 Grants.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority (i) to designate Grantees, (ii) to determine the type or types of Grant to be made to a Grantee, (iii) to determine the number of shares of Stock to be subject to a Grant, (iv) to establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option or Stock Appreciation Right, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options), (v) to prescribe the form of each Award Agreement evidencing a Grant, and (vi) to amend, modify, or supplement the terms of any outstanding Grant. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan, but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any subsequent Grant, the Board shall have the right, at its discretion, to require Grantees to return to the Company Grants previously awarded under the Plan. Subject to the terms and conditions of the Plan, any such new Grant shall be upon such terms and conditions as are specified by the Board at the time the new Grant is made. Notwithstanding any of the foregoing to the contrary, the Board shall not have discretion to accelerate the vesting of any Grant, except in the event of a Grantee’s death or permanent disability, or upon a Change of Control or other extraordinary corporate transaction.

3.4 No Liability.

Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s certificate of incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

4. STOCK SUBJECT TO THE PLAN

4.1 Plan Limits.

Subject to adjustment in accordance with Section 18, the maximum number of shares of Stock that may be issued for all purposes under the Plan shall be the aggregate of (i) 22,867,536 shares(1) and (ii) any shares of Stock that are represented by awards previously granted by the Company, including awards granted under The Hackett Group, Inc. 1998 Stock Option Plan and The Hackett Group, Inc. Restricted Stock Plan as of the Effective Date. Stock to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Stock subject to the Plan may be issued as Incentive Stock Options. The maximum number of shares of Stock that may be granted pursuant to grant of (i) Restricted Stock, (ii) Restricted Stock Units or (iii) Other Awards shall not exceed 19,030,237(2).

(1)

The current aggregate share limit for the Plan is 21,667,536 (excluding shares of Stock that are represented by awards previously granted by the Company). Shareholders are being asked to approve an amendment to the Plan that would increase this aggregate limit by 1,200,000 shares, in addition to the shares of Stock that are represented by awards previously granted by the Company.

(2)

The current aggregate sublimit for restricted stock and restricted stock issuances is 17,830,237. Shareholders are being asked to approve an amendment to the Plan that would increase this aggregate sublimit by 1,200,000 shares.

4.2 Share Counting.

For purposes of determining the number of shares of Stock that remain available for issuance (“Stock Available for Issuance”) under the Plan, (i) any Stock that is tendered by a Grantee or withheld by the Company to pay the exercise price of a Grant or to satisfy the Grantee’s tax withholding obligations in connection with the exercise or settlement of a Grant and (ii) all of the Stock covered by a stock-settled Stock Appreciation Right to the extent exercised shall not be added back to the total Stock Available for Issuance under the Plan. In addition, the number of shares of Stock corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Stock (including, without limitation, cash) shall be added back to the aggregate Stock Available for Issuance and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

5. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall be effective as of the Effective Date. The Plan has no termination date; however, no Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the date the Plan was last approved by stockholders.

6. AWARD AGREEMENT

Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed non-qualified Stock Options.

7. OPTION GRANTS AND STOCK APPRECIATION RIGHTS

7.1 Company or Subsidiary Employees.

Grants of Stock Options (including Grants of Incentive Stock Options) and Stock Appreciation Rights may be made under the Plan to any employee of, or Service Provider or employee of a Service Provider providing, or who has provided, services to, the Company or of any Subsidiary, including any such employee who is an officer or director of the Company or of any Subsidiary, as the Board shall determine and designate from time to time. Stock Options and Stock Appreciation Rights are intended to constitute “performance-based compensation” as that term is used in Section 162(m) of the Code.

7.2 Successive Grants.

An eligible person may receive more than one Grant of Stock Options or Stock Appreciation Rights, subject to such restrictions as are provided herein.

8. LIMITATIONS ON GRANTS

8.1 Limitation on Shares of Stock Subject to Grants.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, no person eligible for a Grant hereunder may be awarded Options or Stock Appreciation Rights in any calendar year exercisable for greater than 1,000,000 shares of Stock (subject to adjustment as provided in Section 18 hereof). During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares of Restricted Stock or Restricted Stock Units that can be awarded under the Plan to any person eligible for a Grant hereunder is 400,000 per calendar year (subject to adjustment as provided in Section 18 hereof).

8.2 Limitations on Incentive Stock Options.

No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the Grant Date is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date of the shares of Stock subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the Grant Date. No Grantee shall be granted any Incentive Stock Option which would result in such Grantee receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the Grant Date, that would be exercisable for the first time by such Grantee during any calendar year. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

9. EXERCISE PRICE OF OPTIONS AND STOCK APPRECIATION RIGHTS

The Exercise Price of each Option and Stock Appreciation Right shall be fixed by the Board and stated in the Award Agreement evidencing such Option or Stock Appreciation Right. The Exercise Price shall be no lower than the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company’s outstanding Stock), the Exercise Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value or 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Exercise Price of any Option or Stock Appreciation Right be less than the par value of a share of Stock.

10. VESTING, TERM AND EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

10.1 Vesting and Exercise Period.

Subject to Sections 10.2 and 18.3 hereof, each Option and Stock Appreciation Right granted under the Plan shall vest and become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 10.1, fractional numbers of shares of Stock subject to an Option or Stock Appreciation Right shall be rounded down to the next nearest whole number.

10.2 Term.

Each Option and Stock Appreciation Right granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option or Stock Appreciation Right (the “Termination Date”); provided, however, that in the event that the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

10.3 Termination of Employment or Other Relationship.

Except and unless as set forth in an Award Agreement or other employment agreement, upon the termination of a Grantee’s employment or other relationship with the Company other than by reason of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any Option or Stock Appreciation Right or portion thereof held by such Grantee that has not vested in accordance with the provisions of Section 10.1 hereof shall terminate immediately, and any Option or Stock Appreciation Right or portion thereof that has vested in accordance with the provisions of Section 10.1 hereof but has not been exercised shall terminate at the close of business on the 90th day following the Grantee’s termination of employment or other relationship (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday), unless the Board, in its discretion, extends the period during which the Option or Stock Appreciation Right may be exercised (which period may not be extended beyond the original term of the Option or Stock Appreciation Right). Upon termination of an Option or Stock Appreciation Right or portion thereof, the Grantee shall have no further right to receive shares of Stock pursuant to such Option or Stock Appreciation Right or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties having an interest herein. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company occurs shall be determined by the Board or Committee, which determination shall be final, binding and conclusive on all parties having an interest herein.

10.4 Rights in the Event of Death.

Except and unless as set forth in an Award Agreement or other employment agreement, if a Grantee dies while employed by or providing services to the Company, all Options and Stock Appreciation Rights granted to such Grantee shall fully vest on the date of death, and the executors or administrators or legatees or distributees of such Grantee’s estate shall have the right, at any time within one year after the date of such Grantee’s death (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period) and prior to termination of the Option or Stock Appreciation Rights pursuant to Section 10.2 above, to exercise any Option or Stock Appreciation Right held by such Grantee at the date of such Grantee’s death.

10.5 Rights in the Event of Disability.

Except and unless as set forth in an Award Agreement or other employment agreement, if a Grantee’s employment or other relationship with the Company is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Options and Stock Appreciation Rights shall continue to vest, and shall be exercisable to the extent that they are vested, for a period of one year after such termination of employment or service (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period), subject to earlier termination of the Option or Stock Appreciation Right as provided in Section 10.2 above. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties having an interest herein.

10.6 Limitations on Exercise of Options and Stock Appreciation Rights.

Notwithstanding any other provision of the Plan, in no event may any Option or Stock Appreciation Right be exercised, in whole or in part after ten years following the date upon which the Option or Stock Appreciation Right is granted, or after the occurrence of an event referred to in Section 18 hereof which results in termination of the Option or Stock Appreciation Right.

10.7 Method of Exercise.

An Option or Stock Appreciation Right that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Board. Such notice shall specify the number of shares of Stock with respect to which the Option or Stock Appreciation Right is being exercised and, with respect to Options only, shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised.

The minimum number of shares of Stock with respect to which an Option or Stock Appreciation Right may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available under the Option or Stock Appreciation Right at the time of exercise. In the case of an Option, payment of the Exercise Price for the shares purchased shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock, which shares, if acquired from the Company, shall have been held for at least six months and which shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; (iii) by a combination of cash and Stock equal in value to the Exercise Price, (iv) through net share settlement or similar procedure involving the withholding of Stock subject to the Option with a value equal to the Exercise Price or (v) by such other means as the Board may authorize. With respect to Stock Appreciation Rights, the appreciation distribution with respect to the SAR may be paid to the Grantee, at the discretion of the Board, by any of the following methods: (a) shares of Common Stock; (b) cash; or (c) in any combination of shares of Common Stock and cash. Payment to a Grantee pursuant to a Stock Appreciation Right shall be made within thirty (30) days of exercise and in no event later than March 15 of the calendar year following the calendar year of exercise.

An attempt to exercise any Option or Stock Appreciation Right granted hereunder other than as set forth above shall be invalid and of no force and effect. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully issued to such individual. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance. With respect to Stock Appreciation Rights, the Company may, in its sole discretion, award dividend equivalent rights to the Grantee on the shares of stock underlying the portion of the Stock Appreciation Right that has vested as of the date the dividend is declared. The right to receive such dividend equivalents, if granted, will be set forth in the applicable Stock Appreciation Right Award Agreement.

10.8 Prohibition on Repricing of Options and Stock Appreciation Rights.

Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being canceled or surrendered as a condition of receiving a new Grant if the new Grant would have a lower exercise price than the Grant it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted. The foregoing shall not prevent adjustments pursuant to Section 18.

11. TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

11.1 General Rule.

Except as provided in Section 11.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option or Stock Appreciation Right. Except as provided in Section 11.2, no Option or Stock Appreciation Right shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

11.2 Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer all or part of an Option or Stock Appreciation Right that is not an Incentive Stock Option to (i) any Family Member, (ii) a trust or trusts for the exclusive benefit of any Family Member, or (iii) a partnership in which Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred Options and Stock Appreciation Rights are prohibited except those in accordance with this Section 11.2 or by will or the laws of descent and distribution. Following transfer, any such Option or Stock Appreciation Right shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 11.2 hereof the term “Grantee” shall be deemed to refer the transferee. The events of termination of the employment or other relationship of Section 10.3 hereof shall continue to be applied with respect to the original Grantee, following which the Option or Stock Appreciation Right shall be exercisable by the transferee only to the extent, and for the periods specified in Sections 10.3, 10.4 or 10.5.

12. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

12.1 Grant of Restricted Stock or Restricted Stock Units.

The Board may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive Grants hereunder, subject to such restrictions, conditions and other terms as the Board may determine.; provided, however, that in no event shall any portion of a Grant of Restricted Stock or Restricted Stock Units made under the Plan vest prior to the first anniversary of the grant date,

12.2 Restrictions.

At the time a Grant of Restricted Stock or Restricted Stock Units is made, the Board shall establish a period of time (the “Restricted Period”) applicable to such Restricted Stock or Restricted Stock Units. Each Grant of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a Grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Restricted Stock Units.

12.3. Performance-Based Grants.

The Committee may determine whether any Grant of Restricted Stock or Restricted Stock Units under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Grants designated to be “performance-based compensation” shall be conditioned on the achievement of one or more performance targets, to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The performance targets that may be used by the Committee for such Grants will be comprised of specified levels of one or more of the following as the Committee deems appropriate: costs, expense targets, market share, net income, revenue, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating income growth, net operating profit, return on assets, return on net assets, sales, total shareholder return, relative total shareholder return (versus an index or peer group), Stock price, return on equity, return on capital, total earnings, operating earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) calculated on a pro-forma basis or based on generally accepted accounting principles, basic or diluted earnings per share or earnings per share growth calculated on a pro-forma basis or based on generally accepted accounting principles, operating efficiency ratios, economic value added, cash flow return on investment, free cash flow, net cash provided by operations, gross margin, internal rate of return, or a combination thereof. The performance targets may be described in terms of objectives that are related to the individual Grantee or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

The Grantees will be designated, and the applicable performance targets will be established, by the Committee within ninety (90) days following the commencement of the applicable performance period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Grantee will be assigned a target number of shares of Stock payable if performance targets are achieved. Any payment of a Grant with performance targets shall be conditioned on the written certification of the Board or Committee in each case that the performance targets and any other material conditions were satisfied. The Board or Committee may determine, at the time a Grant is made, that if performance exceeds the specified performance targets, the Grant may be settled with payment greater than the target number of shares of Stock, but in no event may such payment exceed the limits set forth in Section 8.1. In the event that all members of the Committee are not “outside directors” as that term is defined in Section 162(m) of the Code, the grant and terms of Grants intended to qualify as “performance-based compensation” will be made, and the Grant will be administered, by a subcommittee of the Committee or the Board of Directors consisting of two or more “outside directors” for purposes of Section 162(m) of the Code.

12.4 Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

12.5 Rights of Holders of Restricted Stock Units.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a Grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

12.6 Termination of Employment or Other Relationship.

Upon the termination of the employment of a Grantee with the Company or a Service Provider or of a Service Provider’s relationship with the Company, in either case other than, in the case of individuals, by reason of death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any shares of Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed cancelled and forfeited, unless the Board, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties with an interest herein. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider’s or an Outside Director’s relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final, binding and conclusive on all parties with an interest herein.

12.7 Rights in the Event of Death.

If a Grantee dies while employed by the Company or a Service Provider, or while serving as a Service Provider, all Restricted Stock or Restricted Stock Units granted to such Grantee shall fully vest on the date of death, and the shares of Stock represented thereby shall be deliverable in accordance with the terms of the Plan to the executors, administrators, legatees or distributees of the Grantee’s estate.

12.8 Rights in the Event of Disability.

If a Grantee’s employment or other relationship with the Company or a Service Provider, or while serving as a Service Provider, is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee’s Restricted Stock or Restricted Stock Units that would have vested during the twelve (12) month period following the termination of employment had the Grantee remained employed shall be deemed to have vested in accordance with the applicable Award Agreement (or such longer period as the Board, in its discretion, may determine prior to the expiration of such one-year period), subject to the earlier forfeiture of such Restricted Stock or Restricted Stock Units in accordance with the terms of the applicable Award Agreement. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive on all parties with an interest herein.

12.9 Delivery of Stock and Payment Therefor.

Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse. Receipt of the Stock by the Grantee is conditioned upon payment by the Grantee to the Company, in cash or by check, of the aggregate par value of the shares of Stock represented by such Restricted Stock or Restricted Stock Units.

13. OTHER AWARDS

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Grants not described above that the Board or Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Grants may provide for cash payments based in whole or in part on the value or future value of Stock, for the acquisition or future acquisition of Stock, or any combination thereof.

14. RECOUPMENT

Notwithstanding anything in the Plan to the contrary, all Grants made under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of an Grant shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time or as set forth in an Award Agreement.

15. PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Other Award held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16. REQUIREMENTS OF LAW

16.1 General.

The Company shall not be required to sell or issue any shares of Stock under any Grant if the sale or issuance of such Stock would constitute a violation by the Grantee, any other individual exercising an Option or Stock Appreciation Right, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option or stock-settled Stock Appreciation Right pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any Option or stock-settled Stock Appreciation Right or the delivery of any shares of Restricted Stock or Stock underlying Restricted Stock Units, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option or stock-settled Stock Appreciation Right may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive on all parties with an interest herein. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or any other issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2 Section 162(m) of the Code.

The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Board or Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Grant, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Grants that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to do so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan with respect to such Grant, but the other provisions hereof shall remain in full force and effect.

17. AMENDMENT AND TERMINATION OF THE PLAN

17.1 General.

Subject to applicable laws, rules and regulations, the Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made; provided, however, that no termination, amendment, modification or suspension shall: (i) be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NASDAQ National Market, and (ii) materially and adversely alter or impair the rights of a Grantee in any Grant previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Grant under the Plan without the consent of a Grantee to the extent it deems necessary or desirable: (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 18), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of the Grantee taking actions in “competition with the Company,” as defined in the applicable Award Agreement. Furthermore, the Company may annul a Grant if the Grantee is an employee of the Company or an Affiliate and is terminated “for cause” as defined in the applicable Award Agreement. Except as permitted under this Section 17 or Section 18 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan.

17.2 Section 409A of the Code.

To the extent that the Board determines that any Grant made under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Grant shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Agreement, if the Board determines that any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause a Grant to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, the Board may modify or amend such provision of the Plan or Award Agreement without consent of the Grantee in any manner the Board deems reasonable or necessary. In making such modifications the Board shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.

Moreover, any discretionary authority that the Board may have pursuant to the Plan shall not be applicable to a Grant that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

18. EFFECT OF CHANGES IN CAPITALIZATION

18.1 Changes in Stock.

Notwithstanding any provision of the Plan or any Award Agreement, if the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of securities or other consideration for which Grants of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, the number and kind of securities or other consideration for which Grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or Stock Appreciation Rights shall not change the aggregate Exercise Price payable with respect to shares that are subject to the unexercised portion of an Option or Stock Appreciation Right outstanding but shall include a corresponding proportionate adjustment in the Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Unless otherwise determined by the Board, such adjusted Grants shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Grant is subject.

18.2 Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.

Subject to Section 18.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, any Option or Stock Appreciation Right theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or Stock Appreciation Right would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Exercise Price per share so that the aggregate Exercise Price thereafter shall be the same as the aggregate Exercise Price of the shares remaining subject to the Option or Stock Appreciation Right immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock or Restricted Stock Units, any restrictions applicable to such Grants shall apply as well to any replacement awards received by the Grantee as a result of the reorganization, merger or consolidation.

18.3 Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control.

Subject to the exceptions set forth in the last sentence of this Section 18.3, (i) upon the occurrence of a Change of Control, all outstanding shares of Restricted Stock and Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Restricted Stock Units shall be deemed to have lapsed, immediately prior to the occurrence of such Change of Control, and (ii) fifteen days prior to the scheduled consummation of the Change of Control, all Options and Stock Appreciation Rights outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option or a Stock Appreciation Right during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event. Upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options and Stock Appreciation Rights shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and Stock Appreciation Rights not later than the time at which the Company gives notice thereof to its shareholders. This Section 18.3 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the continuation of the Plan or the assumption of the Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards theretofore granted, or for the substitution for such Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards of new options, restricted stock, restricted stock units, stock appreciation rights and other awards covering the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, in which event the Plan and Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards theretofore granted shall continue in the manner and under the terms so provided or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this Section 18.3. In the event a Grantee’s Grant is assumed, continued, or substituted for in accordance with the immediately preceding sentence, and his or her employment or service is terminated without Cause within twelve (12) months following the consummation of such Change of Control, the Grantee shall be immediately vested in the unvested portion of his or her Grant as of such termination of employment or service. For the avoidance of doubt, the immediately preceding provision shall apply to all Grants under the Plan, regardless of when granted.

18.4 Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive on all parties with an interest herein. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

18.5 No Limitations on Company.

The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19. DISCLAIMER OF RIGHTS

No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or a Service Provider either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant awarded under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option or stock-settled Stock Appreciation Right except to the extent exercised.

20. NONEXCLUSIVITY OF THE PLAN

Nothing herein shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of Stock Options otherwise than under the Plan.

21. UNFUNDED PLAN

The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Stock, cash or other form of payment in connection with a Grant, nothing contained herein shall give any Grantee any rights that are greater than those of a general unsecured creditor of the Company.

22. WITHHOLDING TAXES

The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or Restricted Stock Units or upon the issuance of any shares of Stock upon the exercise of an Option or stock-settled Stock Appreciation Right. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Subsidiary, which may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Subsidiary shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 22 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

23. CAPTIONS

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

24. OTHER PROVISIONS

In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

25. NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

26. SEVERABILITY

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

27. GOVERNING LAW

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Florida.

APPENDIX B

GAAP TO NON-GAAP FINANCIAL DATA RECONCILIATION

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to Company pro forma net income per common share for the twelve months ended December 27, 2019 (in thousands, except per share amounts):

GAAP to Company pro forma:
GAAP Income from continuing operations before income taxes (audited)	$31,027
Acquisition-related compensation expense	(131)
Non-cash stock compensation expense	6,762
Acquisition-related non-cash stock compensation expense	954
Acquisition-related costs	32
Contingent consideration liability adjustment	(1,133)
Asset impairment	1,180
Restructuring costs	3,334
Amortization of intangible assets	1,036

Company pro forma income before income taxes	43,061
Company pro forma income tax expense	10,765

Company pro forma net income	$32,296

Company pro forma diluted net income per common share	$1.00
Weighted average common and common equivalent shares outstanding	32,453

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to pro forma net income per common share for the executive compensation payout determination for the twelve months ended December 27, 2019 (in thousands, except per share amounts):

GAAP to Company pro forma for executive compensation payout determination:
GAAP Income from continuing operations before income taxes (audited)	$31,027
Acquisition-related compensation expense	(131)
Non-cash stock compensation expense	6,762
Acquisition-related non-cash stock compensation expense	954
Acquisition-related costs	32
Contingent consideration liability adjustment	(1,133)
Asset impairment	1,180
Restructuring costs	3,334
Salary savings from restructuring	(883)
Amortization of intangible assets	1,036

Pro forma income before income taxes – executive compensation	42,178
Pro forma income tax expense	10,545

Pro forma net income – executive compensation	$31,634

Pro forma diluted net income per common share – executive compensation	$0.97
Weighted average common and common equivalent shares outstanding	32,453

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to Company pro forma EBITDA for the twelve months ended December 27, 2019 (in thousands, except per share amounts):

GAAP income from continuing operations before income taxes to Company pro forma EBITDA:
GAAP Income from continuing operations before income taxes (audited)	$31,027
Acquisition-related compensation expense	(131)
Non-cash stock compensation expense	6,762
Acquisition-related non-cash stock compensation expense	954
Acquisition-related costs	32
Contingent consideration liability adjustment	(1,133)
Asset impairment	1,180
Restructuring costs	3,334
Amortization of intangible assets	1,036
Depreciation expense	3,206
Interest expense	311

Pro forma income before income taxes – executive compensation	$46,578

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 1, 2020.

Online Go to www.investorvote.com/hckt or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/hckt

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR the nominee listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:											+
		For	Against	Abstain
	01 - John R. Harris	☐	☐	☐

					For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 1,200,000 shares; and (ii) increase the total number of shares authorized under the Plan by 1,200,000 shares				☐	☐	☐	3.	To approve, in an advisory vote, the Company executive compensation	☐	☐	☐

4.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2021				☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of The Shareholders of The Hackett Group, Inc.

Thursday, May 1, 2020 11:00 A.M. Local Time

The Hackett Group, Inc. Company Headquarters

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

Upon arrival, please present this admission ticket and photo identification at the registration desk.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.thehackettgroup.com.

The proxy statement and The Company’s Annual Report on Form 10-K are available at:

www.edocumentview.com/hckt

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.investorvote.com/hckt

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/hckt

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 1, 2020

Ted A. Fernandez or Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Hackett Group, Inc. to be held on May 1, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐